UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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DARLING INGREDIENTS INC.

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March 27, 2019

Dear Fellow Stockholders:

I hope you will join us at the 2019 Annual Meeting of Stockholders of Darling Ingredients Inc. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted.

We first want to thank you for your investment in Darling Ingredients and for the confidence you put in our Board to oversee your interests in our business. Once again last year, as part of our effort to continuously get better, we reached out to stockholders representing approximately 75% of our outstanding shares and held direct conversations with every stockholder who responded to our engagement request, with the Chairman of our Compensation Committee leading the discussions regarding, among other things, compensation practices, corporate governance and Board composition.

Among the items we improved upon in 2018 was our Corporate Social Responsibility disclosures, which better demonstrate our commitment to drive meaningful progress toward a cleaner, safer and sustainable environment. In addition, we continued our commitment to Board refreshment with the recent appointment of Nicole Ringenberg to our Board. Nicole’s appointment aligns well with our governance strategy, and, after a 32-year career with Monsanto Company, she brings unique and strategic insights related to sustainable agricultural solutions, global operations with an emphasis on Asia, corporate finance expertise, and advancing diversity across our workforce.

We also continued to execute on our world of growth strategy in 2018, with the completion of four bolt-on acquisitions and the commissioning of seven new and expanded plants, all of which increase our production capacity for premium, sustainable ingredients. In addition, Diamond Green Diesel (DGD), our joint venture with Valero Energy Corporation that converts sustainable low carbon feedstocks produced by the Darling system (such as animal fats, recycled greases and used cooking oil), inedible corn oil, or other feedstocks that become economically and commercially viable into renewable diesel, completed the expansion of its production facility to increase annual production capacity from 160 million gallons to 275 million gallons of renewable diesel and to expand its outbound logistics to better service the many developing low carbon fuel markets around North America and worldwide. Furthermore, we approved DGD moving forward with an additional expansion project expected to be completed in the fourth quarter of 2021, which will grow the facility’s annual production capacity by an additional 400 million gallons of renewable diesel and provide the capability to produce and sell renewable naphtha. Renewable diesel is a biomass-based fuel that is interchangeable with petroleum-based diesel fuel but has a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards.

Once again, on behalf of the entire Board, we’d like to express our appreciation for your continued support of Darling Ingredients.

Randall C. Stuewe	Charles Macaluso
Chairman and CEO	Lead Director

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2019

To the Stockholders of Darling Ingredients Inc.:

An Annual Meeting of Stockholders of Darling Ingredients Inc. (the “Company”) will be held on Tuesday, May 7, 2019, at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the eleven nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (Proposal 1);

2.	To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending December 28, 2019 (Proposal 2);

3.	To vote to approve, on an advisory basis, executive compensation (Proposal 3); and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

The Board of Directors recommends that you vote to approve Proposals 1, 2 and 3.

The Board has fixed the close of business on March 13, 2019, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

This year we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred.

Your vote is important. You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, please vote your proxy promptly so your shares are represented. You can vote by Internet, by telephone or by signing, dating and mailing the enclosed proxy.

A copy of our Annual Report for the year ended December 29, 2018 is enclosed or otherwise made available for your convenience.

By Order of the Board,

John F. Sterling

Secretary

Irving, Texas

March 27, 2019

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the Proxy Statement carefully before voting. This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 27, 2019.

2019 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:

10:00 a.m., local time, Tuesday, May 7, 2019

Place:

Four Seasons Resort and Club,

4150 N. MacArthur Blvd., Irving, Texas 75038

Record Date: March 13, 2019

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) if you were a stockholder of record as of the Record Date. On the Record Date, there were 164,696,428 shares of our company’s common stock outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How to Vote

To make sure that your shares are represented at the Annual Meeting, please cast your vote as soon as possible by one of the following methods:

INTERNET	TELEPHONE	MAIL	IN PERSON
Visit the applicable voting website: www.proxyvote.com	Within the United States, U.S. Territories and Canada, call toll-free: 1-800-690-6903	If you received a proxy card, complete, sign and mail your proxy card in the self-addressed envelope provided.	For instructions on attending the 2019 Annual Meeting in person, please see the Question and Answer section beginning on page 65

HOW YOU CAN ACCESS THE PROXY MATERIALS ONLINE

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2019. The Proxy Statement and the 2018 Annual Report to security holders are available at www.proxydocs.com/DAR.

MEETING AGENDA AND VOTING RECOMMENDATIONS

PROPOSAL		BOARD RECOMMENDATION	PAGE

1.	The election of the eleven nominees identified in this Proxy Statement as directors, each for a term of one year (“Proposal 1”)	FOR	13

2.	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 28, 2019 (“Proposal 2”)	FOR	63

3.	An advisory vote to approve executive compensation (“Proposal 3”)	FOR	64

2019 Proxy Statement 1

PROXY SUMMARY

BOARD HIGHLIGHTS

During fiscal 2018, the Board continued its commitment to Board refreshment with the appointment in November 2018 of Nicole M. Ringenberg to the Board and as a member of the audit committee (for which she was designated as an “audit committee financial expert” in accordance with the requirements of the NYSE and the SEC). With her many years of senior management experience at a Fortune 200 company, Ms. Ringenberg possesses skills and experience that complement and enhance those of our other Board members. Following Ms. Ringenberg’s appointment, sixty-four percent (64%) of our current directors have served on the Board for less than five years. All of our current directors have been nominated by the Board for reelection at the Annual Meeting. We believe that our director nominees exhibit an effective mix of skills, experience and fresh perspective. For more information on all of the director nominees, see page 13 of this Proxy Statement.

COMPANY HIGHLIGHTS

Our company is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. Our long-term strategy is to be recognized as the global leader in the production, development and value-adding of sustainable animal and nutrient recovered ingredients.

2018 PERFORMANCE HIGHLIGHTS

Fiscal 2018 presented a challenging operating environment, as our business continued to experience the impacts of a continued multi-year deflationary cycle within the agriculture sector and continued pricing pressure from increased global supplies of grains, proteins and oilseeds. Despite these challenging operating conditions, we continued to successfully execute on our strategy to de-lever and to achieve operational and financial improvements intended to stabilize and grow profitability in businesses and geographic areas where sustainable and predictable margins can be achieved, as exemplified by the following:

Key Operating Accomplishments

∎	Invested $108 million in growth acquisitions with no net borrowings, resulting in a reduction in the company’s total debt to EBITDA ratio to 3.13 from 3.47 in 2017.

∎	DGD finished the year debt free, while at the same time expanding production capacity by 70%.

∎	Improved working capital (inventory, receivables, prepaids, accounts payable and accrued expenses) by $10.5 million year-over-year.

∎	Diminished the impact of declining finished product prices on margins by appropriately adjusting raw material pricing globally.

∎	Increased our total system raw material volumes by 3.3% year-over-year, thereby increasing the amount of our finished product for sale.

Growth Achievements

∎

Completed the expansion of Diamond Green Diesel’s (DGD’s) production facility to increase annual production capacity from 160 million gallons to 275 million gallons of renewable diesel and to expand outbound logistics to better service the many developing low carbon fuel markets around North America and worldwide. DGD is our joint venture with Valero Energy Corporation, that converts animal fats, recycled greases, used cooking oil, inedible corn oil, soybean oil, or other feedstocks that become economically and commercially viable into renewable diesel, a biomass-based fuel that is interchangeable with petroleum-based diesel fuel but has a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards.

∎

Approved the DGD joint venture moving forward with an additional expansion project expected to be completed in the fourth quarter of 2021, which will grow the facility’s annual production capacity by an additional 400 million gallons from the current capacity of 275 million gallons of renewable diesel to 675 million gallons of renewable diesel, provide the capability to separate naphtha, a byproduct of the production process, for sale into low carbon fuel markets and expand inbound and outbound logistics to better service the many developing low carbon fuel markets around North America and worldwide.

2 2019 Proxy Statement

PROXY SUMMARY

∎

Implemented a growth strategy for our collagen peptide business, through approval of expansion projects in Belgium (Ghent), Brazil (Amparo and Epitacio) and France (Angoulême), thereby enabling us to better serve the fast-growing markets for this specialty protein ingredient.

∎

Completed bolt-on acquisitions in the United States of a rendering and used cooking oil collection business, thereby helping us to better serve our customers and the growing feedstock demand from DGD, and a wet pet food ingredient business, thereby further expanding our premium protein business for the growing pet food industry.

∎

Completed the acquisition of a food grade animal fat processing business in Poland, thereby enlarging our production portfolio with high-end food grade fats and strengthening our current position in Poland, an important growth area.

∎

Expanded our organic fertilizer business through upgrades to our existing facilities in the United States and the acquisition of a new organic fertilizer production facility in California to meet the needs of organic growers operating in California and the entire western region of the United States.

∎

Completed construction of a new rendering plant in Grapeland, Texas, a new digester facility in Denderleeuw, Belgium, and a new blood processing facility in Mering, Germany, as well as a major expansion project at our rendering facility in Los Angeles, California.

∎	Completed a major expansion project at our existing facility in Wahoo, Nebraska and continued construction of a new rendering plant next to our existing facility in Wahoo, Nebraska.

∎	Completed construction and startup of our first-full scale black soldier fly protein conversion facility in EnviroFlight, LLC, our joint venture with Intrexon Corporation.

Realigned Capital Structure for Operating Conditions and Future Growth

∎

Successfully refinanced the company’s 4.75% senior Euro-notes due 2022 through the issuance of new 3.625% senior Euro-notes due 2026, thereby reducing interest costs and providing more flexibility going forward.

EXECUTIVE COMPENSATION HIGHLIGHTS

Pay for Performance. A large portion of our executives’ total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. Our compensation committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance primarily based on the following three factors, which in turn are expected to align executive pay with returns to stockholders over time:

∎

Expansion of our company, both organically and through acquisitions, as well as through investments, such as DGD, within the context of the business cycle, as our scale creates the platform for future growth and influences the stability of our company’s earnings;

∎	Our effectiveness in deploying capital when compared to our Performance Peer Group (as defined on page 33 of this Proxy Statement); and

∎	The total shareholder return of our company as compared to our Performance Peer Group.

2019 Proxy Statement 3

PROXY SUMMARY

As the following chart shows, by designing our executive compensation program based on these factors, the realizable pay levels provided by our executive compensation program to our CEO are aligned to our stock price performance over the long-term:

INDEX YEAR
2013	2013	2014	*	2015	2016	2017	2018
CEO Pay Measure:
Realizable Pay 1-Year		$8,463		$3,609	$7,148	$8,183	$4,292
% Change				-57%	98%	14%	-48%
Realizable Pay 1-Year (excl. Special)		$6,647		$3,609	$7,148	$8,183	$4,292
% Change				-46%	98%	14%	-48%
TSR Index Measure:
1-Year TSR Indexed to 2013=100	100.0	87.4		50.6	62.2	87.3	91.7
1-Year TSR %		-12.6%		-42.1%	22.7%	40.4%	5.0%

NOTES:

Total Shareholder Return (TSR) performance is indexed to 2013, where 2013 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example, for 2018, realizable pay equals base salary plus annual incentives earned for 2018 performance plus options granted on January 29 , 2018 and shares to be issued in the first quarter of 2021, assuming target PSU performance for 2018 to 2020 for PSUs awarded on January 29, 2018, plus the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation.

*

In 2014, the figures above also show the potential realizable value based on the December 31, 2014 stock price of a special award of performance share units awarded at the closing of the acquisition of VION Ingredients. One-third of the award relating to 2014 performance was earned and vested; the remaining two-thirds of the award relating to 2015 and 2016 annual performance results were not earned and were forfeited. The committee does not consider special award programs to be part of the ongoing compensation program.

Our compensation committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders and creating a growth-oriented, long-term value proposition for our stockholders. For more information, see “Compensation Discussion and Analysis – Executive Overview – Pay for Performance” included in the Proxy Statement.

Say On Pay Advisory Vote Results and Stockholder Engagement Process. We have conducted a stockholder engagement process for the past several years and routinely interact with stockholders throughout the year about executive compensation and other matters. Stockholders are also provided an annual opportunity to provide feedback through an advisory say on pay vote on executive compensation. For 2016, our executive compensation program was significantly redesigned in response to stockholder feedback and say on pay results. At our 2017 and 2018 Annual Meetings, approximately 98.6% and

4 2019 Proxy Statement

PROXY SUMMARY

97.1%, respectively, of the votes cast were in favor of the advisory vote to approve executive compensation. Additionally, in 2018, members of our compensation committee and management reached out to stockholders representing approximately 75% of our outstanding shares and held direct conversations with every stockholder who responded to our engagement request. Overall, we spoke with stockholders representing approximately 38.5% of our outstanding shares, with the chairman of our compensation committee leading the discussions. Stockholder engagement and the outcome of the say on pay vote results will continue to inform future compensation decisions.

Compensation Program Enhancements. Over the last several years, the compensation committee and our Board significantly changed our compensation program after reviewing trends in executive compensation and pay-related governance policies and in response to say on pay results and stockholder feedback. We believe that these changes, which included the changes shown in the chart below, significantly enhanced our compensation program by sharpening alignment between executive compensation and the interests of our stockholders.

Adopted separate metrics for our annual incentive bonus and LTI programs Re-evaluated our peer group to better align with our company Adopted double-trigger vesting for change in control in our long-term equity awards Shifted from a backward-looking/ trailing perfromance measurement to a forward-looking performance measurement for our LTI plan Adjusted LTI value mix to 60% PSUs and 40% stock options Reduced the maximum annual incentive payout from 300% to 200% of target Added a relative total shareholder return metric in the LTI program

2019 Proxy Statement 5

PROXY SUMMARY

GOVERNANCE AND CORPORATE SOCIAL RESPONSIBILITY HIGHLIGHTS

Our company has a history of strong corporate governance. By evolving our governance approach in light of best practices, our Board drives sustained stockholder value and best serves the interests of our stockholders.

	WHAT WE DO		WHAT WE DON’T DO
✓	Majority voting for directors	x	No supermajority voting requirements in bylaws or charter
✓	100% independent Board committees	x	No poison pill
✓	100% directors owning stock	x	No supplemental executive retirement plans
✓	Annual election of directors	x	No change in control excise tax gross-ups
✓	Compensation recoupment (clawback) policy	x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval
✓	Right to call special meeting threshold set at 10%	x	No automatic single-trigger vesting of equity compensation upon a change in control
✓	Provide a majority of compensation in performance-based compensation	x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers
✓	Pay for performance based on measurable goals for both annual and long-term awards
✓	Balanced mix of awards tied to annual and long-term performance
✓	Stock ownership and retention policy

Corporate Social Responsibility/Sustainability

In addition, for us, respect for the environment and a commitment to the development of sustainable natural ingredients are the foundation on which our company is built. In this regard, we continuously look for new and better ways to optimize nutrition and health—for both people and animals—and to minimize our environmental impact, all while creating value for our stockholders. Our commitment to social responsibility goes beyond compliance. We operate in ways that, wherever possible, leave a positive impact on the environment, food and feed safety and people’s communities and work places. In this regard, during fiscal 2018, we updated the Social Responsibility/Sustainability portion of our corporate website to better reflect and report on our corporate social responsibility and sustainability practices. In addition, during fiscal 2018 Diamond Green Diesel, our joint venture with Valero Energy Corporation, (i) completed the expansion of its production facility to increase the annual production capacity at the facility from 160 million gallons to 275 million gallons of renewable diesel, a biomass-based fuel produced from animal fats, recycled greases, used cooking oil, inedible corn oil, soybean oil, or other feedstocks that become economically and commercially viable that is interchangeable with petroleum-based diesel fuel but has a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards, and (ii) approved and began work on an additional project to further expand the annual production capacity to 675 million gallons. For more information, please see our Corporate Social Responsibility webpage (https://commitment.darlingii.com/).

6 2019 Proxy Statement

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

PROXY STATEMENT

FOR AN ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2019

This Proxy Statement is provided to the stockholders of Darling Ingredients Inc. (“Darling,” “we” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, at 10:00 a.m., local time, on Tuesday, May 7, 2019, and at any adjournment or postponement thereof (the “Annual Meeting”).

This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 27, 2019. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the eleven nominees identified in this Proxy Statement as directors of Darling until the next annual meeting of stockholders, to ratify our selection of KPMG LLP as our registered public accounting firm for our fiscal year ending December 28, 2019, and to vote to approve, on an advisory basis, our executive compensation.

2019 Proxy Statement 7

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

Under the corporate governance listing standards of the New York Stock Exchange (the “NYSE”) and our company’s Corporate Governance Guidelines, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NYSE and Securities and Exchange Commission (“SEC”) criteria and considers all relevant facts and circumstances. The Board, in coordination with its nominating and corporate governance committee, annually reviews all relevant business relationships any director nominee may have with our company. As a result of its annual review, the Board has determined that, with the exception of Dirk Kloosterboer, each of its other non-employee directors who served during the fiscal year ended December 29, 2018, Charles Adair, D. Eugene Ewing, Linda Goodspeed, Mary R. Korby, Cynthia Pharr Lee, Charles Macaluso, Gary W. Mize, Michael E. Rescoe and Nicole M. Ringenberg, meet the independence requirements of the NYSE and the SEC. Mr. Kloosterboer served as our Chief Operating Officer until his retirement effective October 1, 2017. As a result, he will not be eligible to meet the independence requirements of the NYSE until at least October 1, 2020. Even though Mr. Kloosterboer is not currently determined to be independent, he contributes greatly to the Board and our company through his wealth of experience, expertise and judgment, particularly with respect to our international operations.

Meetings of the Board

During the fiscal year ended December 29, 2018, the Board held six regular meetings and two special meetings. Each of the then-serving directors attended at least 75% of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended December 29, 2018.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board as a whole, or with individual directors, may direct any correspondence to the following address: c/o Secretary, Darling Ingredients Inc., P.O. Box 141481, Irving, Texas 75014-1481. The Corporate Secretary will promptly relay all communications to the appropriate directors, other than communications that are unrelated to the duties and responsibilities of the Board or its committees. Those unrelated matters include, without limitation, business solicitations, advertisements and surveys; requests for donations and sponsorships; job referral materials such as resumes; product-related communications; unsolicited ideas and business proposals; and material that is determined to be illegal or otherwise inappropriate.

It is a policy of the Board to encourage directors to attend each annual meeting of stockholders. The Board’s attendance allows for direct interaction between stockholders and members of the Board. All of our then-serving directors attended our 2018 annual meeting of stockholders.

Board Leadership Structure

Under our Board’s current leadership structure, we have a combined Chairman of the Board and Chief Executive Officer, an independent Lead Director, Board committees comprised entirely of independent directors and active engagement by all directors. Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement and subject to his continued election to the Board by stockholders. Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director with robust, well-defined duties to serve as Lead Director to enhance the Board’s ability to fulfill its responsibilities independently. We believe that the combined role of Chairman and Chief Executive Officer, together with an empowered independent Lead Director, is at the current time the optimal Board structure to provide independent oversight and hold management accountable while ensuring that our company’s strategic plans are pursued to optimize long-term stockholder value.

BOARD LEADERSHIP STRUCTURE

∎  Chairman of the Board and CEO: Randall C. Stuewe

∎  Independent Lead Director: Charles Macaluso

∎  All Board committees comprised exclusively of independent directors

∎  Active engagement by all directors

Duties and Responsibilities of Lead Director

Our company has an empowered independent Lead Director who is elected annually by our Board. The Board has most recently appointed Mr. Macaluso as Lead Director. Our Corporate Governance Guidelines establish well-defined duties for the Lead Director. The Lead Director’s role includes:

∎	convening and chairing meetings of the independent and non-employee directors as necessary from time to time and advising the Chairman and Chief Executive Officer of decisions reached, and suggestions made, at executive sessions;

∎	approving Board meeting agendas after conferring with the Chairman of the Board and other members of the Board, as appropriate, and potentially adding agenda items at his or her discretion;

8 2019 Proxy Statement

CORPORATE GOVERNANCE

Board Leadership Structure

∎	approving agendas for executive sessions, the information sent to the Board and Board meeting schedules (to assure that there is sufficient time for discussion of all agenda items);

∎	coordinating the work and meetings of the standing committees of the Board;

∎	acting as liaison between directors, committee chairs and management;

∎	serving as an information resource for other directors;

∎	assisting the Chairman and Chief Executive Officer in the recruitment and orientation of new directors; and

∎	participating, as appropriate, in meetings with company stockholders.

This list of duties of the Lead Director does not fully capture Mr. Macaluso’s active role in serving as our Board’s Lead Director. Among other things, Mr. Macaluso encourages and facilitates active participation of all directors, regularly speaks with our Chief Executive Officer regarding the business and affairs of our company, generally attends meetings of all Board committees and meets with other members of management from time to time.

Leadership Structure – Details and Rationale

Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our stockholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, our Amended and Restated Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board believes that its optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of stockholders and other stakeholders. Accordingly, each year the Board reviews and discusses the appropriate Board leadership structure, including the considerations described above. Based on that assessment and stockholder feedback, our Board believes that the existing structure, with Mr. Stuewe as Chief Executive Officer and Chairman and Mr. Macaluso as Lead Director, is the optimal leadership framework at this time. As a highly regulated global ingredients company for food, feed and fuel, we and our stockholders benefit from an executive Chairman with deep experience in and knowledge of the ingredients industry, our company, and its businesses, and a strong Lead Director with robust, well-defined duties. Our Chairman, as Chief Executive Officer, serves as the primary voice to articulate our strategy of long-term responsible growth, while our Lead Director, together with the other experienced, independent directors, instills objec-

tive independent Board leadership, and effectively engages and oversees management, including by helping to establish our long-term strategy and regularly assessing its effectiveness.

The Board’s Role in Risk Oversight

The Board and each of its committees are involved in overseeing risk associated with our company. In its oversight role, the Board annually reviews our company’s strategic plan, which addresses, among other things, the risks and opportunities facing our company. Throughout the year, management reviews any critical issues and actual results compared to the plan with the Board and relevant Board committees. In addition, members of senior management are also available to discuss our company’s strategy, plans, results and issues with the Board and Board committees, and regularly attend Board meetings to provide periodic briefings, including with respect to cybersecurity and environmental, health and safety matters. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees, as set forth in their respective charters. One of the primary purposes of the audit committee, as set forth in its charter, is to act on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements. Accordingly, as part of its responsibilities as set forth in its charter, the audit committee is charged with (i) inquiring of management and our company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our company’s policies with respect to risk assessment and risk management, including the development and maintenance of an internal audit function to provide management and the audit committee with ongoing assessments of our company’s risk management processes and internal controls. In connection with these risk oversight responsibilities, the audit committee has regular meetings with our company’s management, internal auditors, chief compliance officer and independent, outside auditors. The nominating and corporate governance committee periodically reviews our company’s Corporate Governance Guidelines and their implementation, as well as regularly evaluating new and continuing directors for election to the Board. The compensation committee considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements. Each committee provides the Board with regular, detailed reports regarding committee meetings and actions. In addition, our company employs a chief compliance officer who provides regular updates to the audit committee on compliance related matters, as well as a chief risk officer who reports directly to our CEO with respect to risk management and provides regular updates and reports to our CEO and Board regarding all of our company’s commodity risk positions.

2019 Proxy Statement 9

CORPORATE GOVERNANCE

Committees of the Board

Committees of the Board

The Board has a standing nominating and corporate governance committee, audit committee and compensation committee, each of which has a charter setting forth its responsibilities.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee currently consists of Messrs. Macaluso (Chairman) and Ewing and Ms. Korby, each of whom is independent under the rules of the NYSE and the SEC. The nominating and corporate governance committee met three times during the fiscal year ended December 29, 2018. The nominating and corporate governance committee is generally responsible for:

∎  identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;

∎  recommending to the Board the number and nature of standing and special committees to be created by the Board;

∎  recommending to the Board the members and chairperson for each Board committee;

∎  developing, recommending and periodically reviewing and assessing our Corporate Governance Guidelines and Code of Conduct and making recommendations for changes to the Board;

∎  establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;

∎  communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;

∎  reviewing the findings of the compensation committee with respect to the compensation committee’s evaluation of the status of Board compensation and reporting these findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

∎  periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;

∎  reviewing and addressing any potential conflicts of interest of our directors and executive officers;

∎  developing criteria for and assisting the Board in its annual self-evaluation;

∎  overseeing the annual evaluation of management of our company, including oversight of the evaluation of our Chief Executive Officer by the compensation committee; and

∎  overseeing the implementation and interpretation of, and compliance with, our company’s stock ownership guidelines.

AUDIT COMMITTEE

The audit committee currently consists of Messrs. Ewing (Chairman), Mize and Rescoe and Mses. Pharr Lee and Ringenberg, each of whom is independent under the rules of the NYSE and the SEC. The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee also meets directly with our independent auditors and our chief compliance officer. The audit committee met four times during the fiscal year ended December 29, 2018, during each of which meetings it also met directly with our independent auditor and internal auditors. The audit committee is generally responsible for:

∎  appointing, compensating, retaining, directing and overseeing our independent auditors;

∎  reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

∎  reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;

∎  reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

∎  reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of those reports and recommending appropriate action to the Board;

∎  discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed under applicable accounting requirements;

∎  reviewing relationships between our independent auditors and our company;

∎  inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks;

∎  preparing the report of the audit committee required to be included in our proxy statement; and

∎  creating and periodically reviewing our whistleblower policy.

10 2019 Proxy Statement

CORPORATE GOVERNANCE

Code of Business Conduct

The Board has determined that all members of the audit committee are financially literate and has designated each of Messrs. Ewing and Rescoe and Ms. Ringenberg as an “audit committee financial expert” in accordance with the requirements of the NYSE and the SEC.

Please see page 62 of this Proxy Statement for the “Report of the Audit Committee.”

COMPENSATION COMMITTEE

The compensation committee currently consists of Mses. Korby (Chairman), Goodspeed and Pharr Lee and Messrs. Adair and Mize, each of whom is independent under the rules of the NYSE and the SEC. The compensation committee met seven times during the fiscal year ended December 29, 2018. The compensation committee is generally responsible for:

∎  establishing and reviewing our overall compensation philosophy and policies;

∎  determining and approving the compensation level of our Chief Executive Officer;

∎  reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

∎  evaluating at least annually the performance of our Chief Executive Officer and other executive officers in light of the approved goals and objectives;

∎  examining and making recommendations to the Board from time to time with respect to the overall compensation program for managerial level employees;

∎  reviewing and recommending to the Board for approval new compensation programs;

∎  examining from time to time the overall compensation program for directors, including an evaluation of the status of our Board’s compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reporting its findings to the nominating and corporate governance committee;

∎  reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis;

∎  drafting and discussing our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board; and

∎  preparing the report of the compensation committee for inclusion in our annual proxy statement.

The compensation committee may also, by a resolution approved by a majority of the compensation committee, form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of one or more members of the compensation committee and such delegation is not otherwise inconsistent with law and the applicable rules and regulations of the SEC, NYSE or other securities exchange.

Please see page 44 of this Proxy Statement for the “Compensation Committee Report.”

Code of Business Conduct

The Board has adopted a Code of Conduct to which all officers, directors and employees, who for purposes of the Code of Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Conduct and may do so anonymously through our global Internet and telephone information and reporting service. The Code of Conduct includes specific provisions applicable to Darling’s principal executive officer and senior financial officers.

The Code of Conduct also addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

2019 Proxy Statement 11

CORPORATE GOVERNANCE

Stock Ownership Guidelines

Stock Ownership Guidelines; Prohibition on Short-Term and Speculative Trading and Pledging

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and officers with those of our stockholders, by requiring the following minimum investment in Darling common stock:

ROLE	MINIMUM OWNERSHIP
Chief Executive Officer	5x base salary
President, Executive Vice Presidents and Named Executive Officers	2.5x base salary
Senior Vice Presidents (or equivalents)	1x base salary
Non-Employee Directors	5x annual retainer

Each person to whom the stock ownership guidelines apply must hold at least 75% of shares received by such person through incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines referred to above. In determining whether the required investment levels have been met, shares will be valued using the closing price of Darling common stock on the date(s) acquired; however, shares held on March 23, 2011 (the date that the stock ownership guidelines were adopted) will be valued at the closing price of Darling common stock on such date. In addition, under the Company’s policy on securities transactions, each person subject to the stock ownership guidelines is prohibited from engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions. Furthermore, our Chief Executive Officer, our non-employee directors and each other officer who is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Governance Documents

Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Conduct are available on our website at http://ir.darlingii.com/corporate-governance-documents. Stockholders may request copies of these documents free of charge by writing to Darling Ingredients Inc., 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038, Attn: Investor Relations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 29, 2018, Messrs. Adair and Mize and Mses. Korby, Goodspeed and Pharr Lee served on the compensation committee. No compensation committee member (i) was an officer or employee of Darling, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 29, 2018, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

12 2019 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

Our current Board consists of eleven members. The nominating and corporate governance committee recommended and the Board approved the nomination of the following eleven nominees for election as directors at the Annual Meeting: Charles Adair, D. Eugene Ewing, Linda Goodspeed, Dirk Kloosterboer, Mary R. Korby, Cynthia Pharr Lee, Charles Macaluso, Gary W. Mize, Michael E. Rescoe, Nicole M. Ringenberg and Randall C. Stuewe. Each of the director nominees currently serves on the Board and was elected by the stockholders at our 2018 Annual Meeting of Stockholders, except for Ms. Ringenberg who was added by the directors to the Board on November 5, 2018. Ms. Ringenberg was recommended by a third-party search firm that we had engaged to identify suitable director candidates.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. The following sets forth information regarding the age, gender and tenure of the Board nominees as a whole.

2019 Proxy Statement 13

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Set forth below is the age, principal occupation and certain other information for each of the nominees for election as a director.

Randall C. Stuewe Director since 2003 Age: 56

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. (ConAgra) as executive vice president and then as president of Gilroy Foods. Prior to serving at ConAgra, he spent twelve years in management, sales and trading positions at Cargill, Incorporated. Mr. Stuewe currently serves as a director of Teays River Investments, LLC, a privately held agribusiness holding company.

Skills and Qualifications

Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. The Company believes Mr. Stuewe’s 30 plus years of experience at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

Charles Adair Director since 2017 Age: 67 Compensation Committee

Mr. Adair retired as Vice Chairman at BMO Capital Markets, a financial services provider, in August 2016. While at BMO Capital Markets Mr. Adair was responsible for initiating and negotiating investment banking transactions in the Food & Agribusiness sectors. Before joining BMO Capital Markets, he was Senior Vice President and manager of the Harris Capital Markets Group, also a financial services provider, which became the nucleus of the BMO Capital Markets Chicago office. Prior to BMO, Mr. Adair was Director of North American Mergers and Acquisitions for the Australian based agribusiness firm Elders Grain, Inc. where he initiated and executed acquisitions. Early in his career, Mr. Adair held senior positions in domestic and export cash grain trading, futures trading, and transportation logistics with Consolidated Grain and Barge Co. During the past five years, Mr. Adair also served as an independent director of Aryzta AG, a public global bakery business based in Zurich, Switzerland, where he served as chairman of the remuneration committee.

Skills and Qualifications

With over 37 years of experience in the global Food & Agribusiness marketplace, advising and consolidating poultry, pork, beef and by-product recycling companies, in addition to other related sectors, Mr. Adair brings specific industry expertise and financial markets knowledge relevant to Darling’s global business.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

D. Eugene Ewing Director since 2011 Age: 70 Audit Committee - Chairman Nominating and Corporate Governance Committee

Mr. Ewing has been the managing member of Deeper Water Consulting, LLC, a private wealth and business consulting company since March, 2004. Previously, Mr. Ewing was with the Fifth Third Bank. Prior to that, Mr. Ewing was a partner in Arthur Andersen LLP. Mr. Ewing currently serves as a director of the following companies: Compass Diversified Holdings, where he serves as chairman of the audit committee and as a member of the compensation and nominating/corporate governance committees; and Protech Home Medical Corp., where he serves as chairman of the audit committee. Mr. Ewing is on the advisory board for the Von Allmen School of Accountancy at the University of Kentucky. Mr. Ewing is also a director of a private trust company located in Wyoming.

Skills and Qualifications

As a former partner with a respected independent registered accounting firm and with over 30 years of business planning and transaction experience in a wide variety of industries and circumstances, Mr. Ewing brings to our Board a substantial level of experience with and understanding of complex accounting, reporting and taxation issues, SEC filings and corporate merger and acquisition transactions. Mr. Ewing’s financial certification and education along with his current and past experiences qualify him to be the Chairman of our audit committee and to serve as one of its financial experts.

Linda Goodspeed Director since 2017 Age: 57 Compensation Committee

Ms. Goodspeed is the retired Chief Operating Officer and a Managing Partner at WealthStrategies Financial Advisors, a registered investment advisory firm, positions she held from 2007 until her retirement in 2017, and currently serves as a member of the board of directors of each of the following companies: American Electric Power Company, Inc., where she serves on the nuclear oversight, audit and policy committees; and AutoZone, Inc., where she serves on the audit and compensation committees. She had served as Senior Vice President and Chief Information Officer of The ServiceMaster Company, a provider of home services, from 2011 to 2014. From 2008 to September 2011, Ms. Goodspeed served as Vice President, Information Systems and Chief Information Officer for Nissan North America, Inc., a subsidiary of Nissan Motor Company, a global manufacturer of vehicles. From 2001 to 2008, Ms. Goodspeed served as Executive Vice President at Lennox International Inc., a global manufacturer of air conditioning, heating and commercial refrigeration equipment. During the past five years, Ms. Goodspeed also served as a director of the Columbus McKinnon Corp. and Global Power Equipment Group Inc.

Skills and Qualifications

Ms. Goodspeed’s extensive experience in management roles and as a member of the board of directors of public companies makes her well qualified to serve as a director on our Board. She has held multiple key strategic and operational roles with several large global companies and in information technology and currently serves on two other boards of public companies. Ms. Goodspeed is also a registered investment advisor.

2019 Proxy Statement 15

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Dirk Kloosterboer Director since 2014 Age: 64

Mr. Kloosterboer served as our Chief Operating Officer from January 2014 until his retirement in October 2017. He served as chief operations officer and a director and vice chairman of the board of VION N.V. from 2008 until we acquired VION Ingredients in January 2014, which is now known as Darling Ingredients International. From September 2012 to April 2013, Mr. Kloosterboer served as chief executive officer of VION N.V. Mr. Kloosterboer currently serves as a member of the Supervisory Boards of Bolsius International B.V. and Avebe.

Skills and Qualifications

Under Mr. Kloosterboer’s leadership, VION Ingredients made more than ten acquisitions, expanding into the gelatin and casings businesses and extending VION Ingredients’ geographic presence to China, Brazil, the United States, Japan and Australia. Mr. Kloosterboer is a highly seasoned international business executive and, through his long tenure at VION Ingredients, Mr. Kloosterboer brings extensive experience in the international animal by-products industry to our Board.

Mary R. Korby Director since 2014 Age: 74 Compensation Committee - Chairman Nominating and Corporate Governance Committee

Ms. Korby retired as a partner of the law firm of K&L Gates LLP, after having practiced law for more than 19 years as a partner at the law firms of K&L Gates LLP and previously, Weil Gotshal & Manges LLP. During her legal practice, Ms. Korby advised boards of directors and companies regarding securities law compliance, stock exchange listings, disclosure issues and corporate governance, as well as tender offers, joint ventures and mergers and acquisitions, including complex cross-border public and private transactions in diverse industries such as chemicals, defense, recycling, green energy, aviation, and manufacturing.

Skills and Qualifications

As a former partner at two major, global law firms, Ms. Korby brings to our Board a substantial level of experience with an understanding of complex merger and acquisition transactions, securities law compliance, governance and other Board-related matters. Ms. Korby also serves as Chairman of our compensation committee, where she utilizes her extensive experience in counseling companies on governance and other corporate matters, including executive compensation issues.

16 2019 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Cynthia Pharr Lee Director since 2016 Age: 70 Audit Committee Compensation Committee

Ms. Pharr Lee is chairman of Dala Communications, a marketing communications firm. From 1989 to 1996, Ms. Pharr Lee was CEO of Tracy-Locke/Pharr Public Relations, a division of Tracy-Locke which is a subsidiary of Omnicom (NYSE:OMC). During her lengthy career as a communications executive and corporate board member, Ms. Pharr Lee has counseled diverse companies regarding reputation and risk management; marketing, branding and digital communications; strategy; corporate social responsibility; media relations and investor relations. Ms. Pharr Lee has served as a director of Lightstone Value Plus REIT V and its predecessor since 2007, where she serves on the audit and nominating committees. In November 2015, she joined the board of Auto Club Enterprises (AAA). Previously, she has served on the boards of CEC Enterprises (NYSE:CEC) and Spaghetti Warehouse (NASDAQ). In 2008, Ms. Pharr Lee co-founded Texas Women Ventures, a private equity firm, where she continues to serve on the investment committee. For NACD, Ms. Pharr Lee is director emeritus of the North Texas chapter and has earned NACD’s designation of Board Leadership Fellow and also completed its CERT Cybersecurity Oversight Certification. She has also completed Harvard University’s Executive Education Compensation Committee Institute and earned certification in digital marketing from its Division of Continuing Education.

Skills and Qualifications

As an experienced public company board member and communications executive, Ms. Pharr Lee brings to our Board substantial experience with marketing, branding and communications, reputation and risk management, strategy and other relevant Board matters.

Charles Macaluso Director since 2002 Age: 75 Lead Director Nominating and Corporate Governance Committee - Chairman

Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: GEO Specialty Chemicals, where he serves as the chairman of the board; Global Power Equipment Group Inc., where he serves as chairman of the board; and Pilgrim’s Pride Corporation, where he serves on the audit committee. During the past five years, Mr. Macaluso also served as a director of the Elder Beerman Stores Corp., Global Crossing Limited and Woodbine Acquisition Corporation.

Skills and Qualifications

Mr. Macaluso brings substantial experience from both private equity and public company exposure. His extensive experience serving on the boards of directors of numerous public companies brings to our Board valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

2019 Proxy Statement 17

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Gary W. Mize Director since 2016 Age: 68 Audit Committee Compensation Committee

Since October 2009, Mr. Mize has held the position of partner and owner at MR & Associates, a provider of consulting and advisory services to agricultural based businesses. Mr. Mize served as President of Rawhide Energy LLC, an ethanol company, from April 2007 to April 2009. He also served as non-executive Chairman at Ceres Global AG, a Canadian public company that serves as a vehicle for agribusiness investments, from December 2007 to April 2010, and has served as an independent director of Ceres Global AG since October 2013, where he currently serves as the chairman of the audit committee and the nominating and corporate governance committee. Mr. Mize has also served as a director of Gevo, Inc. since 2011, where he currently serves as the audit committee chairman and as a member of the compensation committee. In addition, Mr. Mize served Noble Group, Hong Kong, as Global Chief Operating Officer and Executive Director from July 2003 to December 2005 and Non-Executive Director from December 2005 to December 2006. Previously, he was President of the Grain Processing Group at ConAgra Foods, Inc., President and Chief Executive Officer of ConAgra Malt and held various positions at Cargill, Incorporated.

Skills and Qualifications

Mr. Mize brings international business experience to the Board having previously held expatriate positions in Switzerland, Brazil and Hong Kong. His international experience, coupled with more than 35 years of experience in agribusiness make him a valuable addition to our Board.

Michael E. Rescoe Director since 2017 Age: 66 Audit Committee

Mr. Rescoe served as executive vice-president and chief financial officer of Travelport Ltd. (travel services), a privately-held company controlled by The Blackstone Group (BX), from November 2006 until October 2009. He served as executive vice president and chief financial officer of the Tennessee Valley Authority, a federal corporation that is the nation’s largest public power provider, from July 2003 until November 2006. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little & Company, a leveraged buyout firm. Prior thereto, Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company, from 1997. For over a dozen years prior to that, Mr. Rescoe was a senior investment banker with Kidder, Peabody & Co. and a senior managing director of Bear Stearns specializing in strategy and structured financing. From May 2011 until February 2014, Mr. Rescoe served on our Board, where he served as a member of the audit and compensation committees, and from December 2003 until October 2011, Mr. Rescoe served as a director of Global Crossing Ltd., where he served as chairman of the audit committee. From July 2014 until April 2018, Mr. Rescoe also served as a director of Global Power Equipment Group Inc.

Skills and Qualifications

Mr. Rescoe’s strong financial background provides financial expertise to the Board, including a deep understanding of financial statements, corporate finance, accounting and capital markets and qualifies him to serve as one of the financial experts of the audit committee. His prior service on our Board gives him a thorough understanding of our feed ingredients business.

18 2019 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Nicole M. Ringenberg Director since November 2018 Age: 57 Audit Committee

Ms. Ringenberg worked for Monsanto Company, a global leader in sustainable agriculture solutions, for over 32 years through June 2018, during which she served in numerous management roles, including Vice President and Controller from 2009 to June 2018, Vice President, Global Commercial Operations and Finance from 2007 to 2009, and CEO, Asia Pacific Region from 2004 to 2007.

Skills and Qualifications

Ms. Ringenberg’s experience as an executive across multiple disciplines at a leading, global agribusiness company makes here a valuable addition to our Board. Her experience in the areas of corporate strategy, P&L responsibility and global finance provide a deeply informed global perspective and qualifies her to serve as one of the financial experts of the audit committee.

2019 Proxy Statement 19

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the nominating and corporate governance committee is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective Board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling Ingredients Inc., P.O. Box 141481, Irving, Texas 75014-1481. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective Board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective Board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our nominating and corporate governance committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

∎	highest personal and professional ethics, integrity and values;

∎	outstanding achievement in the individual’s personal career;

∎	breadth of experience;

∎	ability to make independent, analytical inquiries;

∎	ability to contribute to a diversity of viewpoints among board members;

∎	willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

∎	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

As set forth above, our nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race, national origin and gender. The committee considers its current practice to be effective in identifying nominees for director who are able to contribute to the Board from diverse points of view.

Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our Amended and Restated Bylaws and of Rule 14a-8 of the Exchange Act promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a stockholder of a director nominee or other proposals.

Required Vote

To be elected, each nominee for director must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” each of the nominees set forth in Proposal 1.

20 2019 Proxy Statement

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 13, 2019, are as follows. Our executive officers serve at the discretion of the Board.

NAME	AGE	POSITION
Randall C. Stuewe	56	Chairman of the Board and Chief Executive Officer
Brad Phillips	59	Executive Vice President – Chief Financial Officer
John O. Muse	70	Executive Vice President – Chief Administrative Officer
John Bullock	62	Executive Vice President – Specialty Ingredients and Chief Strategy Officer
Rick A. Elrod	58	Executive Vice President – Darling U.S. Rendering Operations
Jan van der Velden	55	Executive Vice President – International Rendering and Specialties
Jos Vervoort	60	Executive Vice President – Rousselot
John F. Sterling	55	Executive Vice President – General Counsel and Secretary
Charles Adair (2)	67	Director
D. Eugene Ewing (1) (3) (4)	70	Director
Linda Goodspeed (2)	57	Director
Dirk Kloosterboer	64	Director
Mary R. Korby (2) (3)	74	Director
Cynthia Pharr Lee (1) (2)	70	Director
Charles Macaluso (3)	75	Director
Gary W. Mize (1) (2)	68	Director
Michael E. Rescoe (1) (4)	66	Director
Nicole M. Ringenberg (1) (4)	57	Director

1.	Member of the audit committee.
2.	Member of the compensation committee.
3.	Member of the nominating and corporate governance committee.
4.	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Messrs. Ewing and Rescoe and Ms. Ringenberg as audit committee financial experts.

2019 Proxy Statement 21

OUR MANAGEMENT

Executive Officers and Directors

For a description of the business experience of Messrs. Stuewe, Adair, Ewing, Kloosterboer, Macaluso, Mize and Rescoe and Mses. Goodspeed, Korby, Pharr Lee and Ringenberg, see “Proposal 1 – Election of Directors.”

Brad Phillips has served as our Executive Vice President – Chief Financial Officer since January 2018. He has served in a number of different capacities for the Company since 1988. Most recently he served as our Vice President – Treasurer since May 2014. Previously, he held the positions of Treasurer from January 1993 to May 2014, Assistant Treasurer from January 1991 to January 1993, and Assistant Controller from October 1988 to January 1991. Prior to that, he was the Corporate Accounting Manager at Republic Health Corporation from 1984 to 1988, and from 1982 to 1984 he served in the audit group at Arthur Andersen.

John O. Muse has served as Executive Vice President – Chief Administrative Officer since January 2018. Prior to that, he served as our Chief Financial Officer from December 2014 to March 2017, our Chief Synergy Officer from January 2014 to December 2014, our Executive Vice President – Chief Administrative Officer from September 2012 to December 2013, our Executive Vice President – Finance and Administration from February 2000 to September 2012 and Vice President and Chief Financial Officer from October 1997 to February 2000. Prior to that, he was Vice President and General Manager at Consolidated Nutrition, L.C. from 1994 to 1997. He also held the position of Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels Midland Company from 1992 to 1994. From 1971 to 1992, Mr. Muse was Assistant Treasurer and Assistant Secretary at Central Soya Company, Inc.

John Bullock has served as our Executive Vice President – Chief Strategy Officer since January 2014 and has been in charge of our U.S. Specialty Ingredients businesses since 2015. Prior to that, he served as our Senior Vice President – Business Development from May 2012 to December 2013. Mr. Bullock began his career at General Mills, Inc. in 1978 in ingredient purchasing and risk management. From 1991 to 2004, Mr. Bullock worked for ConAgra Foods Inc., where he led the mergers and acquisitions group of the ConAgra Trading and Processing Companies, with responsibility for leading the company’s growth initiatives and acquiring numerous businesses throughout the world. From 2004 to May 2012, Mr. Bullock operated JBULL INC., a boutique consulting firm he formed specializing in enhancing margin opportunities for agricultural business expansions and developing renewable fuels, during which time he consulted on numerous projects for our company, including its effort in the development and construction of the Diamond Green Diesel facility.

Rick A. Elrod has served as our Executive Vice President – Darling U.S. Rendering Operations since April 2015. He has extensive experience in raw material procurement and plant operations, having served the Company in various managerial capacities since joining our subsidiary, Griffin Industries, in 1984. Most recently, he served as the Company’s Senior Vice President – Eastern Region from January 2011 to April 2015. Mr. Elrod is involved in several state associations within the industry as well as the National Chicken Council, the U.S. Poultry Protein Council and the National Renderers Association.

Jan van der Velden has served as our Executive Vice President – International Rendering and Specialties since October 2017. He has served in a number of different capacities for Darling Ingredients International (formerly known as VION Ingredients) since June 1989. Most recently, he has served as the Executive Vice President – ERS from January 2014 to October 2017, Managing Director of ERS for VION Ingredients from March 2012 to January 2014, and the Vice President Raw Materials & Logistics for VION Ingredients from January 2001 to March 2012. From May 2005 to March 2012, he also served as the managing director of VION Ingredients Germany. He also served as a member of the board of VION Ingredients.

Jos Vervoort has served as our Executive Vice President – Rousselot since May 2017. He has served in a number of different capacities for Darling Ingredients International (formerly known as VION Ingredients) since March 2006. Most recently, he served as Vice President of Rousselot from November 2015 to May 2017. From January 2008 to November 2015, he served as Managing Director of Rousselot EMEA. He also served as a member of the board of VION Ingredients.

John F. Sterling has served as our Executive Vice President – General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Mr. Sterling began his career with the law firm of Thompson & Knight LLP, where he was a member of the firm’s corporate and securities practice area.

22 2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE OVERVIEW	23

COMPENSATION PROGRAM OBJECTIVES AND PHILOSOPHY	30

USE OF PEER COMPANIES IN SETTING EXECUTIVE COMPENSATION AND MEASURING PERFORMANCE	32

MIX OF SALARY AND INCENTIVE AWARDS (AT TARGET)	35

COMPONENTS OF FISCAL 2018 EXECUTIVE COMPENSATION PROGRAM	36

OTHER FEATURES OF OUR COMPENSATION PROGRAM	43

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and are not statements of management’s expectations or estimates of results or other guidance.

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s (the “committee’s”) approach in deciding fiscal 2018 compensation for our named executive officers (also referred to as our NEOs):

NAME	TITLE
Randall C. Stuewe	Chairman and Chief Executive Officer

Brad Phillips	Executive Vice President — Chief Financial Officer

Jan van der Velden	Executive Vice President — International Rendering and Specialties

Rick A. Elrod	Executive Vice President — Darling U.S. Rendering Operations

Jos Vervoort	Executive Vice President — Rousselot

All of our NEOs are based in the United States, except for Messrs. van der Velden and Vervoort, who are based in Europe at our corporate offices in Son, the Netherlands. Messrs. van der Velden’s and Vervoort’s compensation is denominated in euros and translated into U.S. dollars herein at the average exchange rate during 2018 of 1.181820.

Executive Overview

COMPANY PERFORMANCE HIGHLIGHTS

Our Business

Our company is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries. With operations on five continents, the company collects and transforms all aspects of animal by-product streams into usable and specialty ingredients, such as collagen, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients. In addition, the company provides environmental services, such as grease trap collection and disposal services to food service establishments. Our operations are organized into three segments: Feed Ingredients, Fuel Ingredients and Food Ingredients. Our Fuel Ingredients segment includes our share of the results of our equity investment in Diamond Green Diesel Holdings LLC (“DGD”), a joint venture with Valero Energy Corporation, to convert animal fats, recycled greases, used cooking oil, inedible corn oil, soybean oil, or other feedstocks that become economically and commercially viable into renewable diesel, a biomass-based fuel that is interchangeable with petroleum-based diesel fuel but has a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards.

2019 Proxy Statement 23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2018 Business Highlights

Fiscal 2018 presented a challenging operating environment, as our business continued to experience the impacts of a continued multi-year deflationary cycle within the agriculture sector and continued pricing pressure from increased global supplies of grains, proteins and oilseeds. Despite these challenging operating conditions, we continued to successfully execute on our strategy to de-lever and to achieve operational and financial improvements intended to stabilize and grow profitability in businesses and geographic areas where sustainable and predictable margins can be achieved, as exemplified by the following:

2018 PERFORMANCE HIGHLIGHTS

Key Operating Accomplishments

[n]	Invested $108 million in growth acquisitions with no net borrowings, resulting in a reduction in the company’s total debt to EBITDA ratio to 3.13 from 3.47 in 2017.

[n]	DGD finished the year debt free, while at the same time expanding production capacity by 70%.

[n]	Improved working capital (inventory, receivables, prepaids, accounts payable and accrued expenses) by $10.5 million year-over-year.

[n]	Diminished the impact of declining finished product prices on margins by appropriately adjusting raw material pricing globally.

[n]	Increased our total system raw material volumes by 3.3% year-over-year, thereby increasing the amount of our finished product for sale.

Growth Achievements

[n]	Completed the expansion of DGD’s production facility to increase annual production capacity from 160 million gallons to 275 million gallons of renewable diesel and to expand outbound logistics to better service the many developing low carbon fuel markets around North America and worldwide.

[n]	Approved the DGD joint venture moving forward with an additional expansion project expected to be completed in the fourth quarter of 2021, which will grow the facility’s annual production capacity by an additional 400 million gallons from the current capacity of 275 million gallons of renewable diesel to 675 million gallons of renewable diesel, provide the capability to separate naphtha, a byproduct of the production process, for sale into low carbon fuel markets and expand inbound and outbound logistics to better service the many developing low carbon fuel markets around North America and worldwide.

[n]	Implemented a growth strategy for our collagen peptide business, through approval of expansion projects in Belgium (Ghent), Brazil (Amparo and Epitacio) and France (Angoulême), thereby enabling us to better serve the fast-growing markets for this specialty protein ingredient.

[n]	Completed bolt-on acquisitions in the United States of a rendering and used cooking oil collection business, thereby helping us to better serve our customers and the growing feedstock demand from DGD, and a wet pet food ingredient business, thereby further expanding our premium protein business for the growing pet food industry.

[n]	Completed the acquisition of a food grade animal fat processing business in Poland, thereby enlarging our production portfolio with high-end food grade fats and strengthening our current position in Poland, an important growth area.

[n]	Expanded our organic fertilizer business through upgrades to our existing facilities in the United States and the acquisition of a new organic fertilizer production facility in California to meet the needs of organic growers operating in California and the entire western region of the United States.

[n]	Completed construction of a new rendering plant in Grapeland, Texas, a new digester facility in Denderleeuw, Belgium, and a new blood processing facility in Mering, Germany, as well as a major expansion project at our rendering facility in Los Angeles, California.

[n]	Completed a major expansion project at our existing facility in Wahoo, Nebraska and continued construction of a new rendering plant next to our existing facility in Wahoo, Nebraska.

[n]	Completed construction and startup of our first full-scale black soldier fly protein conversion facility in EnviroFlight, LLC, our joint venture with Intrexon Corporation.

Realigned Capital Structure for Operating Conditions and Future Growth

[n]	Successfully refinanced the company’s 4.75% senior Euro-notes due 2022 through the issuance of new 3.625% senior Euro-notes due 2026, thereby reducing interest costs and providing more flexibility going forward.

Pay for Performance

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance primarily based on the following three factors, which in turn are expected to align executive pay with returns to stockholders over time:

∎

Expansion of our company, both organically and through acquisitions, as well as through investments, such as DGD, within the context of the business cycle, as our scale creates the platform for future growth and influences the stability of our company’s earnings;

24 2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

∎	Our effectiveness in deploying capital when compared to our Performance Peer Group (as defined on page 33 below); and

∎	The total shareholder return of our company as compared to our Performance Peer Group.

Pricing of our finished products is heavily influenced by global grain and oilseed supplies, meat production trends, crude oil pricing and foreign currency values. We have diversified our business significantly during the last few years and remain a growth-oriented company focused on creating long-term value for our stockholders. However, deflationary cycles within the global commodity markets can have a significant impact on the price of our common stock, as it did in 2015. As such, we believe that the current best indicator of our long-term performance versus our Performance Peer Group is a comparison of how competitively we deploy capital versus our Performance Peer Group as measured by a return on capital standard. The other primary factor in aligning our pay and performance is whether we have remained a growth-oriented company as measured by EBITDA, which is also the numerator for return on capital.

Performance against pre-established EBITDA goals was a key element of our 2018 annual incentive plan. In the last several years, we have used key acquisitions and a joint venture project to transform our platform and build future value through segment and product diversification and global expansion. EBITDA growth exceeding that of the median of our Performance Peer Group will result in greater annual incentive plan payouts, while shortfalls in EBITDA will result in below target payouts. As the chart below indicates, our CEO’s total realizable compensation is well-aligned with our EBITDA performance.

(1)

For comparison purposes, 2016 Proforma Adjusted Combined EBITDA (non-GAAP) is also shown using 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations. Our company had no material foreign operations prior to fiscal 2014, which is the year that our company acquired our Darling Ingredients International businesses from VION Holding, N.V.

(2)

For comparison purposes, 2017 Proforma Adjusted Combined EBITDA (non-GAAP) is also shown using 2014 exchange rates, which results in an increase of $50.8 million in EBITDA, and including $92.9 million in EBITDA attributable to DGD and our North American biofuel operations that relates to 2017 performance. The $92.9 million in EBITDA relates to U.S. blenders tax credits for which DGD and our company are eligible, which for fiscal 2017 were not retroactively approved by Congress until February 2018. Although this $92.9 million in EBITDA is not included in the company’s or DGD’s 2017 financial statements, since it directly related to 2017 performance and was included in the company’s internal 2017 operating plan, in accordance with the annual incentive plan it was included for purposes of determining the achievement level of adjusted EBITDA used to calculate the payouts under the 2017 annual incentive plan.

(3)

For comparison purposes, 2018 Proforma Adjusted Combined EBITDA (non-GAAP) is also shown using 2014 exchange rates, which results in an increase of $33.3 million in EBITDA, and excludes the $92.9 million in EBITDA related to U.S. blenders tax credits attributable to DGD and our North American biofuel operations that was received in 2018 but relates to 2017 performance, as further described above. As of the date of this Proxy Statement, Congress had not yet acted to reinstate the blenders tax credit for calendar year 2018. Should Congress retroactively reinstate the blenders tax credit for 2018 at its historic level of $1.00 per gallon, this would result in an additional estimated $87.4 million in EBITDA related to 2018 performance ($8.7 million attributable to Darling’s North American biofuel operations and $78.7 million attributable to Darling’s share of DGD), which would result in a supplemental payment to the participants under the 2018 annual incentive program. For more information, see “Components of Fiscal 2018 Executive Compensation Program – Annual Incentive Compensation – 2018 Performance Results and Award Payouts” contained later in this Compensation Discussion and Analysis section of the Proxy Statement beginning on page 39.

2019 Proxy Statement 25

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

YEAR	2014*	2015	2016	2017	2018
CEO Pay Measure:
Realizable Pay 1-Year	$8,463	$3,609	$7,148	$8,183	$4,292
% Change		-57%	98%	14%	-48%
Realizable Pay 1-Year (excl. Special)	$6,647	$3,609	$7,148	$8,183	$4,292
% Change		-46%	98%	14%	-48%
Absolute Performance Measure:
Reported Proforma Adjusted Combined EBITDA (non-GAAP)	$594.2	$558.3	$534.2	$480.8	$596.8

NOTES:

EBITDA includes our DGD joint venture, but excludes transaction-related costs and foreign currency exchange impact on EBITDA. See Appendix A for a reconciliation to GAAP.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example, for 2018, realizable pay equals base salary plus annual incentives earned for 2018 performance plus options granted on January 29, 2018 and shares to be issued in the first quarter of 2021, assuming target PSU performance for 2018 to 2020 for PSUs awarded on January 29, 2018, plus the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation.

*

In 2014, the figures above also show the potential realizable value based on the December 31, 2014 stock price of a special award of performance share units awarded at the closing of the acquisition of VION Ingredients. One-third of the award relating to 2014 performance was earned and vested; the remaining two-thirds of the award relating to 2015 and 2016 annual performance results were not earned and were forfeited. The committee does not consider special award programs to be part of the ongoing compensation program.

We have used a return on capital standard as the performance measure under our long-term incentive (“LTI”) program since 2010. As in 2017, for 2018, we used return on capital employed (as defined, “ROCE”) as the performance metric for our LTI program, together with a relative total shareholder return (“TSR”) modifier. Our compensation committee believes, given the substantial growth of our company over the last ten years, that ROCE most appropriately measures our ongoing operating performance against peers because it excludes goodwill from the calculation and thereby focuses on the value of a particular asset and the working capital needed to operate that asset. Our return on capital targets are set to reflect the median historical performance levels for our Performance Peer Group. The following chart shows that by aligning our executive compensation with EBITDA and capital deployment performance, with a TSR modifier, the realizable pay levels provided by our executive compensation program to our CEO are aligned to our stock price performance over the long-term:

26 2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

INDEX YEAR
2013	2013	2014	*	2015	2016	2017	2018
CEO Pay Measure:
Realizable Pay 1-Year		$8,463		$3,609	$7,148	$8,183	$4,292
% Change				-57%	98%	14%	-48%
Realizable Pay 1-Year (excl. Special)		$6,647		$3,609	$7,148	$8,183	$4,292
% Change				-46%	98%	14%	-48%
TSR Index Measure:
1-Year TSR Indexed to 2013=100	100.0	87.4		50.6	62.2	87.3	91.7
1-Year TSR %		-12.6%		-42.1%	22.7%	40.4%	5.0%

NOTES:

Total Shareholder Return (TSR) performance is indexed to 2013, where 2013 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example, for 2018, realizable pay equals base salary plus annual incentives earned for 2018 performance plus options granted on January 29, 2018 and shares to be issued in the first quarter of 2021, assuming target PSU performance for 2018 to 2020 for PSUs awarded on January 29, 2018, plus the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation.

*

In 2014, the figures above also show the potential realizable value based on the December 31, 2014 stock price of a special award of performance share units awarded at the closing of the acquisition of VION Ingredients. One-third of the award relating to 2014 performance was earned and vested; the remaining two-thirds of the award relating to 2015 and 2016 annual performance results were not earned and were forfeited. The committee does not consider special award programs to be part of the ongoing compensation program.

The committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders and creating a growth-oriented, long-term value proposition for our stockholders.

SAY ON PAY ADVISORY VOTE RESULTS AND STOCKHOLDER ENGAGEMENT PROCESS

We have conducted a stockholder engagement process for the past several years and routinely interact with stockholders throughout the year about executive compensation and other matters. Stockholders are also provided an annual opportunity to provide feedback through an advisory say on pay vote on executive compensation. For 2016, our executive compensation program was significantly redesigned in response to stockholder feedback and say on pay results. At our 2017 and 2018 Annual Meetings, approximately 98.6% and 97.1%, respectively, of the votes cast were in favor of the advisory vote to approve executive compensation. Additionally, in 2018, members of the committee and management reached out to stockholders representing approximately 75% of our outstanding shares and held direct conversations with every stockholder who responded to our engagement request. Overall, we spoke with stockholders representing approximately 38.5% of our outstanding shares, with the chairman of our compensation committee leading the discussions. In the past four years, as part of our ongoing stockholder engagement process, the chairman of our compensation committee, together with members of senior management, have spoken with stockholders representing a substantial portion of our outstanding shares, as well as two different proxy advisory firms. These discussions, together with the 2017 and 2018 say on pay results, indicated strong support for our significantly redesigned executive compensation program and influenced the committee’s decision to maintain a consistent overall approach for 2018 and 2019. Stockholder engagement and the outcome of the say on pay vote results will continue to inform future compensation decisions.

2019 Proxy Statement 27

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

BEST PRACTICES AND GOOD GOVERNANCE

Compensation Program Enhancements

Over the last several years, the committee and our Board significantly changed our compensation program after reviewing trends in executive compensation and pay-related governance policies and in response to say on pay results and stockholder feedback. We believe that these changes, which included the changes shown in the chart below, significantly enhanced our compensation program by sharpening alignment between executive compensation and the interests of our stockholders.

28 2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Ongoing Best Practices

The committee believes that our executive compensation program, as adjusted for these actions, continues to follow best practices aligned to long-term stockholder interests, as summarized below:

✓	WHAT WE DO
✓	Significant portion of compensation is provided in the form of performance-based incentives	Consistent with goal of creating a performance-oriented environment. For CEO, 80% of annual target total direct compensation is performance-based.
✓	Alignment of pay and performance based on measurable goals for both annual and long-term awards

Annual incentive awards are based on internal EBITDA goals and the committee’s review of strategic, operational and personal goals. PSUs are earned based on three-year average ROCE goals relative to peer companies, with a relative TSR modifier.

✓	Balanced mix of awards tied to annual and long-term performance

For CEO, target annual incentive award opportunity and target long-term incentive award opportunity represent 20% and 60% of annual target total direct compensation, respectively. 100% of annual and long-term awards for NEOs are performance-based.

✓	Targeted pay at 50th percentile of peers	Committee targets total direct compensation at the 50th percentile of peers for commensurate performance.
✓	Benchmark peers of similar revenues and business complexities	Committee benchmarks our executive compensation program and reviews the composition of our peer groups annually with the assistance of the independent compensation consultant.
✓	Maximum payout caps for annual cash incentive compensation and performance stock unit awards	Committee establishes a maximum limit on the number of PSUs and the amount of annual cash incentive that can be earned.
✓	Include “double-trigger” change in control provisions in equity awards	Award agreements provide for vesting following a change in control only if there is also an involuntary termination of employment (double-trigger).
✓	Robust stock ownership and retention policy

CEO must hold at least 5x base salary in company stock; other NEOs must hold at least 2.5x. Executives are also required to hold at least 75% of after-tax shares until the ownership requirement is met.

✓	Compensation recoupment (clawback) policy	Recovery of annual or long-term incentive compensation based on achievement of financial results that were subsequently restated due to misconduct.
✓	Retention of an independent compensation consultant to advise the committee	Compensation consultant (Pearl Meyer) provides no other services to the company.

X	WHAT WE DON’T DO
x	No change in control excise tax gross-ups	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.
x	No excessive perquisites	We offer only limited benefits as required to remain competitive and to attract and retain highly talented executives.
x	No guaranteed annual salary increases or bonuses

For NEOs, annual salary increases are based on evaluations of individual performance, market data and economic conditions, while their annual cash incentives are tied to corporate and individual performance.

x	No dividends on unearned PSUs	Dividend equivalents are accrued but not paid on PSUs until the performance conditions are satisfied and the PSUs vest after the performance measurement period.
x	No supplemental executive retirement plans	Consistent with focus on performance-oriented environment; reasonable and competitive retirement programs are offered.
x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.
x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.

2019 Proxy Statement 29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION HIGHLIGHTS

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A large portion of total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. See charts on page 35 for more information regarding the target annual compensation mix for our CEO and other NEOs.

Fiscal 2018 Compensation Actions at a Glance

A substantial amount of the NEOs’ fiscal 2018 compensation was in the form of annual and long-term incentives, providing, as in prior years, a strong incentive to increase stockholder value. 80% of our CEO’s and 65% of the other NEOs’ annual target total direct compensation was performance-based. The following summarizes the key compensation decisions for the NEOs for fiscal 2018:

◾

Base Salary: The committee approved base salary increases in 2018 for each of our NEOs. Mr. Stuewe received a 9% increase over the prior year, while certain of the other NEOs received larger percentage increases due to promotions and increases in responsibility.

◾

Annual Incentive Bonus: In fiscal 2018, the Company achieved global adjusted EBITDA of approximately 94.9% of target, and each of our NEOs achieved a substantial amount of their strategic, operational and personal (“SOP”) goals. As a result, Mr. Stuewe earned a 2018 annual incentive bonus equal to about 81.2% of his target and the other NEOs earned payouts ranging from about 72.7% to 186.2% of target.

◾

Long-Term Incentive (LTI) Awards: As in the prior year, LTI awards had a target grant date value of 60% of the annual target total compensation for our CEO and 44% of the annual target total compensation for each of our other NEOs, and were delivered through a target value mix of performance share units (PSUs) (60%) tied to three-year, forward looking performance and stock options (40%).

These compensation decisions are discussed in more detail in this Compensation Discussion and Analysis and shown in the Summary Compensation Table and Grants of Plan-Based Awards Table that follow.

Compensation Program Objectives and Philosophy

The committee has designed our executive compensation program to serve several key objectives:

:=n

attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation paid to similarly-situated executives at companies similar to us by generally setting target levels of annual total direct compensation opportunity for the NEOs at or near the 50th percentile of target total compensation for similarly situated executives at an identified group of peer companies;

:=n	reward the achievement of specific annual, long-term and strategic goals; and

:=n

align the interests of our NEOs with those of our stockholders by placing a significant portion of total direct compensation at risk (80% for our CEO), and rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

30 2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the chart below, we have summarized how the 2018 executive compensation program supports these executive compensation program objectives.

OBJECTIVE	HOW WE MET THIS OBJECTIVE IN 2018

Attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation offered to similarly situated executives at companies similar to us.

∎  Designed the executive compensation program to provide a mix of base salary, target annual cash incentive awards and target LTI award values that is aligned with the program’s principles and objectives and is competitive with the target compensation levels offered by our Pay Levels Peer Group.

Reward the achievement of specific annual, long-term and strategic goals.

∎  Provided substantial amount (80% in the case of the CEO and 65% in the case of the other NEOs) of annual target total compensation in performance-based incentive awards tied to the achievement of annual, long-term, and strategic goals or, in the case of stock options, stock price appreciation.

∎  Provided sufficiently challenging upside opportunities on annual and long-term incentive compensation for exceeding target goals, balanced with reductions from target opportunities for performance below target goals.

∎  Tied payouts under the annual incentive plan to corporate and/or regional/business line financial objectives, as well as strategic, operational and personal goals, to focus executives on areas over which they have the most direct impact, while continuing to motivate decision-making that is in the best interests of our company as a whole.

∎  Based annual incentive awards primarily on quantifiable performance goals established by the committee at the beginning of the fiscal year, with payouts determined only after the committee reviews and certifies performance results. PSUs granted as part of LTI are tied to three-year, forward looking performance with vesting based on actual performance against goals established at the beginning of the performance period.

Align the interests of our NEOs with those of our stockholders by rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

∎  Tied payout of PSUs granted to our NEOs as part of LTI to three-year, forward-looking performance based on average ROCE with a TSR modifier, relative to our Performance Peer Group, while stock options granted as part of LTI require stock price appreciation to deliver value to the executive.

∎ Continued our stock ownership policy with guidelines of 5x annual base salary (for the CEO) and 2.5x annual base salary (for the other NEOs).

∎  Continued our stock retention policy whereby each NEO must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until the NEO is in compliance with our stock ownership guidelines.

ROLES OF COMPENSATION COMMITTEE, MANAGEMENT AND INDEPENDENT CONSULTANTS

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Each member of the committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NYSE. The committee:

[n]	oversees our various compensation plans and programs and makes appropriate design decisions,

[n]	retains responsibility for monitoring our executive compensation plans and programs to ensure that they continue to adhere to our company’s compensation philosophy and objectives, and
[n]	determines the appropriate compensation levels for all executives, including the NEOs.

The committee meets on a regular basis and generally without members of management present. The committee’s duties and responsibilities are described in its charter, which can be found on our website at http://ir.darlingii.com/corporate-governance-documents. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee engages an independent compensation consultant to advise it on the design of our executive compensation program. As in the prior year, the committee engaged Pearl Meyer to advise it in connection with the 2018 executive compensation program. To determine the appropriate compensation levels, the committee

2019 Proxy Statement 31

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

considers, in conjunction with information on market pay levels, practices and trends from its independent compensation consultant:

∎	Total compensation paid to the NEOs, including retirement and post-retirement benefits and fringe benefits.

∎	Our company’s long-term and short-term strategic and financial objectives.

∎	Our company’s performance, the industries in which we operate, the current operating environment, our relative total shareholder return performance and market compensation for similarly-situated executives.

∎	How to balance short-term and long-term compensation to provide fair near-term compensation, to align executive pay with long-term stockholder value, and to avoid structures that would encourage excessive risk taking.

The committee periodically reviews our executive compensation program to ensure that it remains competitive and provides the proper balance between cash and equity, and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of the compensation program ensures continuing alignment of the elements of the compensation program with our company’s business strategy and stockholder interests. During this process, the committee:

∎	Evaluates the design of our compensation program to align pay and performance;

∎	Evaluates the executive compensation policies to ensure a continued nexus between executive compensation and the creation of stockholder value;

∎	Seeks to ensure that our company’s compensation programs remain competitive, including comparing the total direct compensation paid by our company with that of our Pay Levels Peer Group;
∎	Considers feedback received from our stockholders during our stockholder outreach efforts in which the committee chairman participates;

∎	Consults as needed with its independent compensation consultant to review and refine the elements of our compensation programs to ensure that our executive compensation meets our stated objectives and is consistent with the company’s compensation philosophy; and

∎	Takes into consideration appropriate corporate acquisitions and material investments, if any, and the resulting impact on the size and complexity of our company’s business.

In addition to its responsibilities for executive compensation plans and programs, the committee also reviews and evaluates from time to time our director compensation plans, policies and programs and reports its findings to the nominating and corporate governance committee, and reviews compensation and benefit plans, policies and programs for management and other employees, as appropriate.

Role of Chief Executive Officer

The committee annually evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis, reviews the performance of his direct reports, which include each of the NEOs other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and level of achievement of incentive goals, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the NEOs.

Use of an Independent Compensation Consultant

The committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation. As in the prior year, for fiscal 2018, the committee engaged Pearl Meyer, an independent executive compensation consulting firm, to counsel the committee on various factors relating to the development of our 2018 executive compensation program.

Pearl Meyer is engaged directly by, and is fully accountable to, the committee. The committee has determined, after considering independence factors provided by the SEC and the NYSE, that Pearl Meyer does not have any conflicts of interest that would prevent them from being objective.

Use of Peer Companies in Setting Executive Compensation and Measuring Performance

Purpose

The committee uses peer groups for the following purposes:

∎	To assess the company’s performance with respect to annual and long-term incentive plans; and
∎	To assess executive compensation opportunities.

For purposes of making decisions with respect to the 2018 executive compensation program, we used two different peer groups to evaluate the competitiveness of pay levels and to establish performance standards. The committee believes that it is appropriate to

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use companies that are generally similar in size to our company for pay comparisons (the “Pay Levels Peer Group”). For performance comparisons, however, the committee believes it is appropriate to use a broader peer group that is not limited by size or location to set the standards for long-term incentive plan performance, as company size and location do not materially influence performance comparisons (the “Performance Peer Group”). Although the committee is referencing two different peer groups, there is substantial overlap between the peer groups due to 14 companies being present in both peer groups, as shown in the table that follows.

The committee uses competitive pay information derived from the Pay Levels Peer Group to generally inform its compensation decisions, but does not formulaically benchmark based on this data. The committee generally sets target levels of annual total direct compensation for the NEOs at or near the 50th percentile of target total compensation levels offered to similarly-situated executives at the peer companies. Variations from the 50th percentile level may occur due to the experience level of the individual and market factors, as well as performance that is significantly above or below goals.

Our company has a unique variety of product offerings and derives income from disparate industries. Therefore, it is difficult to establish a group of peer companies for measuring the competitiveness of our compensation opportunities and for measuring our relative business performance. In particular, it is challenging to identify appropriate peers for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (GICS) codes, as many of the companies in those GICS codes that are of roughly similar size manufacture, market, and distribute food for human consumption. These companies typically use agricultural commodities as ingredients in their products, and as a result these companies would typically experience reduced performance when these commodity prices rise. In contrast, our products are ingredients that our customers use in their products, and are not generally for human consumption. Our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes.

In light of these challenges, the committee uses two peer groups – one to assess the company’s performance with respect to annual and long-term incentive plans (the Performance Peer Group) and a second to assess executive compensation opportunities (the Pay Levels Peer Group). Notably, at the time that the committee approved the design of the 2018 executive compensation program, 70% of the companies in the Pay Levels Peer Group were also members of the Performance Peer Group. The committee reviews the peer groups annually to determine whether any changes should be made to the members of the peer groups. Members of the Performance Peer Group and Pay Levels Peer Group used for the 2018 executive compensation program are listed below.

PERFORMANCE PEER GROUP ONLY	OVERLAP IN BOTH PEER GROUPS	PAY LEVELS PEER GROUP ONLY

Aceto Corp.

Archer-Daniels-Midland Company

Bunge Limited

Cal-Maine Foods, Inc.

Casella Waste Systems Inc.

FutureFuel Corp.

Innophos Holdings Inc

Koninklijke DSM N.V.

Pacific Ethanol, Inc.

Potash Corp. of Saskatchewan, Inc.*

REX American Resources Corporation

Sanderson Farms, Inc.

SunOpta Inc.

Tyson Foods, Inc.

Waste Management, Inc.

Celanese Corporation

Clean Harbors, Inc.

Covanta Holding Corporation

FMC Corp.

Green Plains Inc.

Ingredion Incorporated

International Flavors & Fragrances Inc.

Renewable Energy Group, Inc.

Republic Services, Inc.

Seaboard Corp.

Sensient Technologies Corporation

Stepan Company

The Andersons, Inc.

The Mosaic Company

Colfax Corporation Graphic Packaging Holding Company Meritor, Inc. PolyOne Corporation Sonoco Products Co. The Valspar Corporation**

*	Potash Corp. of Saskatchewan, Inc. was subsequently removed from the Performance Peer Group due to its acquisition by Nutrien Ltd.

**	The Valspar Corporation was subsequently removed from the Pay Levels Peer Group due to its acquisition by The Sherwin-Williams Company.

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Compensation Discussion and Analysis

Performance Peer Group

To better reflect the company’s operating segments of Feed, Food, and Fuel and who we compete with for employee talent and capital, the Performance Peer Group was established for purposes of evaluating our performance under the company’s incentive programs. In selecting the Performance Peer Group constituents, the committee considered the following criteria: (i) industry, (ii) business operations similar to those of the company, focused on Feed, Food, and/or Fuel, (iii) the extent to which operations were global, (iv) company size, as measured by revenues and market capitalization, and (v) availability of publicly disclosed financial information.

Pay Levels Peer Group

In establishing the Pay Levels Peer Group and in order to create as much overlap with the Performance Peer Group as possible, the committee first identified those companies within the Performance Peer Group that (i) were U.S.-based companies and (ii) were similar in size to us, as measured by revenues using the parameters of between one-third and three times our estimated revenues. As 14 companies from the Performance Peer Group met those size criteria, in order to ensure that the peer group was of sufficient size to perform compensation comparisons that were not overly influenced by any one company, the committee worked with its independent compensation consultant at the time to identify six other companies that were U.S.-based, similar in size and industry, and subject to similar cyclicality and volatility as the company. The committee believes that this peer group is a reasonable peer group that is comprised of similarly sized companies with operations similar to those of our company and/or influenced by similar cyclicality and volatility.

Changes to Peer Groups for Fiscal 2019 and Beyond

During fiscal 2018, the committee undertook its annual review of the peer groups to determine whether any changes should be made to the members of the peer groups for fiscal 2019 and beyond. Among the factors considered by the committee were the loss of certain members of the peer groups and changes to the company’s businesses and business mix since the peer groups were originally identified. As a result of this review, the committee determined that the composition of the current peer groups was still generally appropriate; however, the committee did make a few changes to the composition, resulting in the peer groups for fiscal 2019 shown in the table below.

PERFORMANCE PEER GROUP ONLY	OVERLAP IN BOTH PEER GROUPS	PAY LEVELS PEER GROUP ONLY

Archer-Daniels-Midland Company

Bunge Limited

Cal-Maine Foods, Inc.

Casella Waste Systems Inc.

FutureFuel Corp.

Innophos Holdings Inc

Koninklijke DSM N.V.

Maple Leaf Foods Inc.

Pacific Ethanol, Inc.

REX American Resources Corporation

Sanderson Farms, Inc.

Tate & Lyle plc

Tyson Foods, Inc.

Celanese Corporation

Clean Harbors, Inc.

Covanta Holding Corporation

FMC Corp.

Green Plains Inc.

Ingredion Incorporated

International Flavors & Fragrances Inc.

Renewable Energy Group, Inc.

Seaboard Corp.

Sensient Technologies Corporation

Stepan Company

The Andersons, Inc.

The Mosaic Company

Colfax Corporation Graphic Packaging Holding Company Meritor, Inc. Methanex Corporation PolyOne Corporation Sonoco Products Co.

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Compensation Discussion and Analysis

Mix of Salary and Incentive Awards (at Target)

Our executive compensation program is designed to deliver pay in alignment with corporate, business unit and individual performance, with a large portion of total direct compensation “at-risk” through long-term equity awards and annual cash incentive awards. The following charts illustrate the mix of total direct compensation elements for our NEOs at target performance. These charts demonstrate our executive compensation program’s focus on variable, performance driven cash and equity-based compensation, a large portion of which is “at-risk” and delivered as long-term equity awards and annual cash incentive awards.

CHIEF EXECUTIVE OFFICER AND OTHER NEO'S - TARGET ANNUAL COMPENSATION MIX CEO Other NEOs

*	Equity consists of performance-based stock units and stock options.

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Compensation Discussion and Analysis

Components of Fiscal 2018 Executive Compensation Program

For fiscal 2018, the compensation for the NEOs included the following components:

Fiscal 2018 Compensation Components at a Glance

COMPENSATION COMPONENT	DESCRIPTION
Base Salary	∎ Fixed compensation component.
∎ Periodically reviewed by the committee and adjusted based on competitive practices and economic conditions.
Annual Incentive Bonus	∎ Short-term variable compensation component, performance-based, and payable in cash.
∎ Each NEO has a target award expressed as a percentage of salary:
– Mr. Stuewe: 100% of base salary
– Other NEOs: 60% of base salary
∎ Payouts based on (i) 2018 global and/or regional/business line EBITDA goals (65% weighting) and (ii) individual SOP goals (35% weighting).
– EBITDA based on overall company performance for Messrs. Stuewe and Phillips.

–  For Messrs. Elrod, van der Velden and Vervoort, the EBITDA portion is based 65% on their respective regional/business line performance and in the case of Mr. Elrod, 35% on overall company performance, and in the case of Messrs. van der Velden and Vervoort, 35% on overall international performance.

– Payouts range from 0% to a maximum of 200% of target.
Long-Term Incentive Compensation	∎ Long-term variable compensation component, performance-based grants settled in company stock.
∎ Each NEO has a target award expressed as a percentage of salary:
– Mr. Stuewe: 300% of base salary
– Other NEOs: 125% of base salary
∎ Target award value is granted in a combination of performance share units (PSUs) and stock options.
– For all NEOs, weighted 60% PSUs and 40% stock options.

∎ Annual, overlapping PSU grants are tied to three-year, forward-looking performance on average ROCE relative to our Performance Peer Group, with a TSR modifier. Actual awards may vary between 0% and a maximum of 225% of the target number of PSUs, depending on the performance level achieved.

∎ Number of PSUs earned to be reduced (up to 30%) or increased (capped at maximum payout) based on our company’s total shareholder return (TSR) over the performance period relative to our Performance Peer Group.

∎ Annual stock option grant vests 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant.
Retirement and Health and Welfare Benefits	∎ For U.S. based NEOs, 401(k) plan and frozen pension plan.
∎ Group health, life and other standard welfare plan benefits.
∎ Benefits for Messrs. van der Velden and Vervoort are per their employment agreements and customary for a Europe-based executive.
∎ Termination/severance benefits per employment/severance agreement.

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Fiscal 2018 Compensation Components—Details

BASE SALARY

Our company provides NEOs with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for NEOs are determined for each executive based on his position and responsibility by using market data supplied by the committee’s independent compensation consultant. Base salary is designed to be competitive when compared with the Pay Levels Peer Group. The committee periodically reviews base salaries of senior executives, including the NEOs, to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background, or in connection with a promotion or other change in responsibilities. For 2018, the committee conducted a review of the base salaries of each of the NEOs, taking into account market data supplied by Pearl Meyer, the committee’s independent compensation consultant. Based on this review, each of the NEOs received an increase in base salary for 2018. In the case of Mr. Stuewe, this represented the second consecutive year to receive an increase in base salary, following two years with no increase to base salary. In addition, the committee noted Mr. Stuewe’s continued successful execution on our strategy to de-lever the company while continuing to grow our businesses, despite operating in a continued multi-year deflationary cycle within the agriculture sector and continued pricing pressure on commodities. Mr. Phillips’ increase in base salary reflects his significant increase in responsibilities based on his promotion to the position of Executive Vice President

– Chief Financial Officer in January 2018, Mr. van der Velden’s increase took into account the additional responsibilities he assumed with the retirement of Mr. Kloosterboer in October 2017, and Mr. Vervoort’s increase reflects his significant increase in responsibilities based on his promotion to the position of Executive Vice President – Rousselot in May 2017.

The chart below summarizes how fiscal 2018 base salaries compare to fiscal 2017 base salaries for each of our NEOs.

EXECUTIVE	FISCAL 2017 ANNUAL SALARY	FISCAL 2018 ANNUAL SALARY	PERCENTAGE INCREASE

Mr. Stuewe	$1,100,000	$1,200,000	9.0%

Mr. Phillips	$265,000	$375,000	41.5%

Mr. van der Velden [1]	$394,929	$472,728	14.3	% (2)

Mr. Elrod	$450,000	$464,400	3.2%

Mr. Vervoort [1]	$295,455	$354,546	20.0	% (2)

1.

Messrs. van der Velden and Vervoort are based in the Netherlands and paid in euros. Accordingly, the amounts shown in this table, as well as all other non-equity related amounts elsewhere in this Proxy Statement for Messrs. van der Velden and Vervoort, represent data converted from euros. For 2018, compensation was converted at the average exchange rate during 2018 of 1.181820 dollars per euro. In euros, Mr. van der Velden’s annual base salary in fiscal 2017 was €350,000 and in fiscal 2018 was €400,000, and Mr. Vervoort’s annual base salary in fiscal 2017 was €250,000 and in fiscal 2018 was €300,000.

2.	Percentage increases for Messrs. van der Velden and Vervoort are calculated using their base salaries for 2017 and 2018 as denominated in euros.

ANNUAL INCENTIVE COMPENSATION

Overview

To motivate performance, each of our NEOs was provided with an annual incentive award opportunity for fiscal 2018 tied to (i) global and/or regional/business line EBITDA goals and (ii) the performance of the individual with respect to key SOP goals. The range of award payouts that an executive could earn (0% to 200% of target), as well as the performance goals, were established at the beginning of the year. Additional detail with respect to the design of the fiscal 2018 annual incentive program is provided below.

Annual Incentive Award Formula

In determining payouts under the fiscal 2018 annual incentive program, the committee used the following formula for the NEOs:

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Compensation Discussion and Analysis

Annual Incentive Award Opportunities

The chart below summarizes the target annual incentive award opportunities for the NEOs for fiscal 2018:

Fiscal 2018 Target Bonus Opportunities

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS
Mr. Stuewe	100%	$1,200,000
Mr. Phillips*	60%	$225,000
Mr. van der Velden	60%	$283,637
Mr. Elrod	60%	$278,640
Mr. Vervoort	60%	$212,728

*	Amounts shown for Mr. Phillips are on an annualized basis. Actual payout of his award was calculated based on his promotion date of January 15, 2018.

Annual Incentive Plan Performance Metrics and Range of Performance

For fiscal 2018 (as in fiscal 2017), the committee continued to measure financial performance based on a targeted level of EBITDA compared to the Performance Peer Group. The committee continued to balance the financial objectives of the organization with strategic, operational and personal objectives. These objectives are closely tied to the company’s performance in other key areas of the business that drive stockholder value creation and focus executives on areas over which they have the most direct impact. Additional detail with respect to the performance metrics and range of performance is provided below.

EBITDA (65% weighting): 65% of each NEO’s payout was tied to a targeted level of EBITDA performance for fiscal 2018. Depending on the NEO’s responsibilities, EBITDA was measured at the global level or in a mix of global and regional/business line results.

The committee selected global and/or regional/business line EBITDA as the sole annual financial performance metric because (i) EBITDA is one element of ROCE, which is a performance metric that is well understood internally, (ii) incenting the achievement of a targeted level of EBITDA is closely aligned with continued stockholder value creation, and (iii) EBITDA provides a separate metric from that used in our long-term incentive plan, while continuing to motivate performance that is tied to stockholder value creation. Based on those factors, the committee concluded that a targeted level of EBITDA was the most appropriate annual financial performance metric.

To focus executives on areas over which they have the most direct impact and motivate controllable performance, EBITDA was measured as follows:

∎	Corporate and other executives who have a significant impact on global performance (Messrs. Stuewe and Phillips): 100% based on global EBITDA performance
∎	Region/business line executives (Messrs. Elrod, van der Velden and Vervoort): 65% based on region/business line performance and 35% based on global performance or, in the case of Messrs. van der Velden and Vervoort, international performance.

The pre-defined calculation of EBITDA is subject to adjustment by the committee for certain one-time, unusual or extraordinary items in order to more fairly assess our company’s performance for executive compensation purposes. These adjustments for compensation purposes may differ from the adjustments included in the company’s reported adjusted EBITDA. For fiscal 2018, these committee adjustments consisted of approximately $10.8 million in impairment charges relating to the closure or sale of certain of our operations in Argentina, Europe and the United States. In addition, adjusted EBITDA includes our company’s portion of the EBITDA from our DGD joint venture, which is treated as an unconsolidated subsidiary in our financial statements but is a high performing asset and considered an important part of our strategy because it provides a significant market and enhanced margins for our fats and oils and thereby a hedge to offset commodity exposure in our Feed Ingredients segment. Financial performance measures are adjusted to reflect budgeted levels of currency exchange in order to properly measure job performance, as our company is an operating company and not in the business of trading currencies.

In developing the 2018 annual EBITDA goals, target level performance was set by determining the EBITDA that would be achieved assuming ROCE performance for the prior fiscal year at the 50th percentile relative to our Performance Peer Group. These goals generally require a high level of performance to be achieved over the one-year period. Threshold and maximum levels are set as a percentage of target and are designed to provide a smaller award for lower levels of acceptable performance (threshold) as well as to reward exceptional levels of performance (maximum).

Fiscal 2018 Global EBITDA Performance Goals (In Millions)

ACHIEVEMENT	GLOBAL		AWARD PAYOUT (PERCENTAGE OF TARGET)
Below Threshold	Below $	472.3	0%
Threshold		$472.3	25%
Target		$555.6	100%
Maximum or Above		$638.9	200%

Strategic, Operational and Personal Goals (35% weighting): Each of our NEOs also had SOP goals for fiscal 2018 that were tied to short- and long-term strategic objectives within the company. The SOPs were a blend of quantitative and qualitative goals for each NEO set at the beginning of the performance period, with a varying number of goals and weighting of those goals for each executive. The SOPs for our CEO and each of the other NEOs are reviewed and approved by the committee. The CEO makes

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recommendations to the committee on the SOPs for NEOs other than himself. The SOPs with respect to fiscal 2018 addressed items such as:

∎	growing the core business;

∎	achieving SG&A goals;

∎	achieving safety goals; and

∎	other specific business development goals and projects.

At the end of the fiscal year, the CEO submits to the committee a performance self-assessment and conducts a final review with each of the other NEOs and rates their performance. The CEO then submits to the committee a performance assessment for each of the other NEOs. These assessments consider completion of objectives and the quality of work performed, and incorporate an element of judgment in assigning individual levels of achievement. A maximum payout of 200% of the target for the SOP component is possible for exceptional performance.

2018 Performance Results and Award Payouts

For fiscal 2018, we achieved global adjusted EBITDA of approximately $527.1 million, which was approximately 94.9% of the target EBITDA and which resulted in award payouts equal to approximately 74.4% of target payout on the global EBITDA portion of the performance goal. This amount excludes $92.9 million in EBITDA relating to U.S. blenders tax credits (“BTCs”) attributable to DGD and our North American biofuel operations which related to 2017 performance but was not included in the company’s or DGD’s financial statements until the first quarter of 2018, but which was included in the adjusted EBITDA used to calculate the annual incentive payouts for fiscal 2017. As a biodiesel blender, DGD, as well as the company’s own North American biodiesel operations, are eligible to receive a U.S. BTC. Although the BTC expired on December 31, 2016, in February 2018 it was retroactively reinstated by Congress for calendar year 2017. As of the date of this Proxy Statement, Congress had not yet acted to reinstate the BTC for calendar year 2018. In the event that Congress does subsequently approve the retroactive reinstatement of the BTC for calendar year 2018, the participants in the 2018 annual incentive program will receive at that time any additional amount that would have been payable under the 2018 annual incentive program after taking into account the increased EBITDA relating to 2018 performance resulting from the reinstated BTC.

In addition, based on the committee’s review of the performance assessments of our NEOs, the following achievement percentages were assigned for the SOPs: 93.75% for Mr. Stuewe; 83.75% for Mr. Phillips; 88.75% for Mr. Elrod; 90% for Mr. van der Velden; and 100% for Mr. Vervoort. For Mr. Stuewe, the committee noted the following achievements with respect to his stated SOP goals:

GOAL	RESULT
Further Develop Global R&D Program	∎ Formation of a Corporate Innovation Board within the Company to identify, evaluate and develop new ideas and technologies.
Further develop Sustainability and Corporate Social Responsibility Approach

∎ Initiated expansion of sustainability and corporate social responsibility programs, which initiative led to the updating of the Social Responsibility/Sustainability portion of our corporate website to better reflect and report on our corporate social responsibility and sustainability practices.

The chart below provides a summary of the awards earned for fiscal 2018 EBITDA and SOP performance by each NEO. The higher percentage payouts for Messrs. van der Velden and Vervoort were driven by strong overall international performance and strong performance from their respective regional/business lines, none of which are impacted by the BTC.

Award Payouts Based on Actual Performance

EXECUTIVE	FISCAL 2018 TARGET BONUS OPPORTUNITY	EBITDA PAYOUT* (65% WEIGHTING)	SOP PAYOUT (35% WEIGHTING)	TOTAL AI PAYOUT	TOTAL PAYOUT AS A PERCENT OF TARGET
Mr. Stuewe	$1,200,000	$580,219	$393,750	$973,969	81.2%
Mr. Phillips	$225,000	$107,092	$64,923	$172,015	76.5%
Mr. van der Velden	$283,637	$345,917	$167,636	$513,553	181.1%
Mr. Elrod	$278,640	$116,094	$86,553	$202,647	72.7%
Mr. Vervoort	$212,728	$257,521	$138,665	$396,186	186.2%

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Compensation Discussion and Analysis

*

As discussed above, these payout amounts may increase for Messrs. Stuewe, Phillips and Elrod should Congress subsequently approve the retroactive reinstatement of the BTC for calendar year 2018. The table below shows the additional amounts that we expect that these NEOs would receive in such event pursuant to the terms of the 2018 annual incentive program. Messrs. van der Velden’s and Vervoort’s annual incentive payout is not impacted by the BTC.

EXECUTIVE	POTENTIAL SUPPLEMENTAL PAYOUT (From BTC)	TOTAL AI PAYOUT (With BTC)	TOTAL PAYOUT AS A PERCENT OF TARGET (With BTC)
Mr. Stuewe	$908,409	$1,882,378	156.9%
Mr. Phillips	$162,986	$335,001	148.9%
Mr. Elrod	$274,187	$476,834	171.1%

LONG-TERM INCENTIVE COMPENSATION

Overview

Each of our NEOs was provided with long-term incentive award opportunities for fiscal 2018 that were tied to our performance. The principal objectives of the LTI design are to (i) motivate our NEOs to drive sustained long-term stockholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, (iii) provide the NEOs with equity ownership opportunities that will further enhance their alignment with our stockholders’ interests and (iv) serve as an important retention tool. The committee believes that providing long-term equity-based awards incentivizes executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives. Under our LTI program first put in place in 2016, grants are generally made in the first quarter of each year; however, in limited, special situations, equity awards may be granted at other times to attract new executives and to retain existing executives. No such special awards were granted to any NEOs during 2018.

For 2016 and beyond, after reviewing trends in executive compensation and pay-related governance policies and in response to the results of our say on pay votes and stockholder feedback, the committee made significant changes to the company’s LTI program. As illustrated in the charts below, under our current LTI program, participants receive (i) annual, overlapping grants of PSUs tied to three-year, forward-looking performance based on average return on capital employed (ROCE) relative to our Performance Peer Group and (ii) annual stock option grants that vest 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant. LTI target level performance for the PSUs is based upon achievement of 50th percentile ROCE performance relative to our Performance Peer Group, subject to adjustment by a total shareholder return (TSR) modifier that reduces (or increases) the number of PSUs earned if TSR relative to our Performance Peer Group ranks near the bottom (or near the top).

For performance between the 30th and 80th percentiles, the number of PSUs earned will be interpolated between threshold-target and target-maximum.

The committee views this program to be aligned with the objectives of motivating and rewarding executives for performance on key long-term measures, while also promoting retention of executive talent, and the program is well-designed to drive stockholder value creation and focus executives on areas over which they have the most direct impact.

Additional detail with respect to the design of the long-term incentive program is provided below.

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Compensation Discussion and Analysis

Mix of Equity Awards

Under the 2017 Omnibus Incentive Plan, the committee may grant various types of equity-based awards. As in the prior year, the committee provided long-term incentives for fiscal 2018 to the NEOs through a target value mix of stock options (40%) and PSUs (60%). The committee, with input from its independent compensation consultant, believes that this mix is consistent with market practice for these types of awards.

Stock Options. Stock option awards reflect the pay for performance principles of our executive compensation program by directly linking long-term incentives to stock price appreciation. Stock options require stock price appreciation to deliver value to an executive. We determined the January 2018 grant of nonqualified stock options by converting 40% of the target LTI value for each NEO to a number of stock options using an estimated Black-Scholes option value. Stock options were granted to each NEO, and other eligible management employees, and the exercise price of such options was established on January 29, 2018. All of the options granted to our NEOs are nonqualified stock options with ten-year terms that vest in one-third increments on the first three anniversaries of the grant date. Information regarding the grant date fair value and the number of stock options awarded in 2018 under the 2018 LTI program to each of our NEOs is set forth in the Grants of Plan-Based Awards Table on page 46.

Performance Share Unit Awards. PSUs are tied to our company’s long-term performance to ensure that our NEOs’ pay is directly linked to the achievement of sustained long-term operating performance. Reflective of the desire to balance prudent use of capital and returns to our stockholders, the committee has determined that awards will be earned based on our ROCE relative to our Performance Peer Group for a three-year, forward-looking cycle. Awards based on ROCE are also subject to potential adjustment based on our TSR relative to the Performance Peer Group over the same period. Dividend equivalent units related to PSUs will be accrued and paid in company stock at the same time as PSUs, but only if and to the extent PSUs are earned.

As in the prior year, for purposes of the 2018 executive compensation program, ROCE was determined as follows:

ROCE	=	earnings before interest, taxes, depreciation, and amortization (EBITDA)	÷	CAPITAL EMPLOYED	where	CAPITAL EMPLOYED	=	the sum of (i) current assets (excluding cash) less current liabilities (excluding the current portion of any long-term debt), plus (ii) gross property, plant and equipment (including gross intangibles but excluding goodwill), plus (iii) equity in nonconsolidated subsidiaries

In addition, under our executive compensation program, the committee adjusts the ROCE performance results (or components thereof) to exclude the impact of extraordinary, unusual or unanticipated events, such as acquisitions, divestitures or mergers, stock splits or stock dividends or other similar material circumstances affecting or with respect to our company or any member of the Performance Peer Group during the performance period. The committee determines whether any such adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the PSUs with the goal of fairly comparing our company’s performance with the performance of the companies in the Performance Peer Group over the performance period.

TSR is defined for purposes of the PSUs as follows:

TSR	=	cumulative amount of dividends for the performance period, assuming dividend reinvestment	+	the increase or decrease in the Average Stock Price from the first day of the performance period to the last day of the performance period	÷	the Average Stock Price determined as of the first day of the performance period	where	Average Stock Price is the average of the closing transaction prices of a share of our common stock, as reported on the NYSE, for 20 trading days immediately preceding the date for which the average stock price is being determined

The committee selected ROCE and TSR as the performance measures for the PSUs because they:

∎	Measure performance in a way that is tracked and well-understood by investors.

∎	Capture both income and balance sheet impacts, including capital management actions.

∎	Take into effect long-term stockholder value.

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Compensation Discussion and Analysis

In addition, the committee believes that, given the substantial growth of our company over the last ten years, the use of ROCE is the most appropriate measure of our company’s operating performance against its peers, since it excludes goodwill from the calculation and thereby better focuses on the value of a particular asset and the working capital needed to operate that asset.

ROCE Performance Levels

PERFORMANCE LEVEL	2018-2020 AVERAGE ROCE VS. PERFORMANCE PEERS	PAYOUT % OF TARGET # OF PSUs
Below Threshold	At or less than 30th percentile	0%
Target	At 50th percentile	100%
Maximum	Above 80th percentile	225%

For performance between the 30th and 80th percentiles, the number of PSUs earned will be interpolated between threshold-target and target-maximum.

TSR Modifier

The number of PSUs determined to be earned based on ROCE as provided above shall be further adjusted in accordance with the schedule set forth below, based on our company’s TSR relative to the TSR of the companies in the Performance Peer Group during the three-year performance period:

COMPANY’S TSR VS. PERFORMANCE PEERS	VESTING ADJUSTMENT
At or less than 30th percentile	30% reduction in shares eligible for vesting
Greater than 30th percentile (but less than or equal to 80th percentile)	No adjustment
Above 80th percentile	30% increase in shares eligible for vesting, subject to a maximum vesting percentage of 225% of the target award

2018 Long-Term Incentive Awards

As previously mentioned, the committee decided to deliver 60% of the target LTI value in PSUs. The chart below summarizes the target LTI awards for the NEOs for fiscal 2018. Information regarding the fair market value and number of PSUs that the NEOs may earn at the end of the 2018-2020 performance period, subject to the performance metrics described above, is shown in the Grants of Plan-Based Awards Table on page 46. The starting value for the award, however, does not represent the actual compensation the NEOs will realize. These awards are intended to focus the NEOs on future company performance, and the actual value realized by an NEO will depend on our performance over time and the NEO’s continued employment with our company.

Fiscal 2018 Target Long-Term Incentive Awards

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS		TARGET NUMBER OF PSUs	NUMBER OF STOCK OPTIONS
Mr. Stuewe	300%	$3,600,000		104,854	226,059
Mr. Phillips	125%	$468,750		13,653	29,435
Mr. van der Velden	125%	$599,375	*	17,458	37,637
Mr. Elrod	125%	$580,500		16,908	36,452
Mr. Vervoort	125%	$449,531	*	13,093	28,228

*

The target number of PSUs and stock options were calculated for Messrs. van der Velden and Vervoort using this dollar amount, which was the amount of their respective base salaries in U.S. dollars using the exchange rate at December 29, 2017 of 1.198750 dollars per euro.

2016-2018 PSU Award Determinations

Following the end of a PSU performance cycle, the committee reviews and certifies the performance attained based on our reported audited financial statements, subject to the potential adjustments described above. Each PSU that vests is settled with a share of our common stock.

In February 2019, the committee reviewed and certified achievement of the performance metrics for the PSUs granted in February 2016 for the 2016-2018 performance period. Relative ROCE for this 3-year performance cycle was at the 54th percentile. In addition, relative TSR for this same period was at the 89th percentile.

42 2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Consequently, 149% of the target number of PSUs granted in February 2016 were earned. These results reflect two adjustments made by the committee for non-recurring charges or one-time events incurred by two different members of the Performance Peer Group during the performance period, one of which related to a one-time dividend and one of which related to an impairment charge taken as a result of the delay in the receipt of tax credits.

The performance scale and TSR modifier for the 2016-2018 cycle at threshold, target and maximum levels was the same as for the 2018-2020 cycle shown above. The value and number of PSUs that the NEOs earned for the 2016-2018 performance period are shown in the “Stock Awards” columns of the Option Exercises and Stock Vested Table on page 50.

Other Features of Our Compensation Program

RETIREMENT BENEFITS AND PERQUISITES

Retirement Benefits

We do not provide special or supplemental retirement benefits to our NEOs.

Our company offers a 401(k) plan to all of its eligible U.S.-based salaried employees. The 401(k) plan includes an employer contribution ranging from 3% to 6% of a participant’s base salary, based on age, and a matching contribution of 25% of a participant’s contributions up to 6% of a participant’s base salary. Our company also maintains a Salaried Employees’ Retirement Plan which was frozen effective December 31, 2011, and no future benefit will accrue after such date. Prior to December 31, 2011, participants accrued a benefit calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to certain limitations) and the years of service completed.

Messrs. van der Velden and Vervoort participate in a pension arrangement for which all Darling Ingredients International Dutch employees in the Netherlands are eligible. The pension arrangement consists of both a defined benefit and a defined contribution arrangement. Participation in the pension arrangement is compulsory for all covered employees in the Netherlands. All covered employees contribute one-third to the overall pension arrangement costs as a fixed percentage of their salary. See the Pension Benefits Table included on page 51 of this proxy statement for additional details on the defined benefit portion of the arrangement.

Perquisites and Other Personal Benefits

Our company provides NEOs with minimal perquisites and other personal benefits, generally in the form of a company automobile (or related allowance) and certain club dues, all as reflected in the All Other Compensation column in the Summary Compensation Table included on page 45 of this Proxy Statement. The committee believes these benefits are reasonable and consistent with our overall executive compensation program to better enable our company to attract and retain superior employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs to ensure they are reasonable and in line with market practices.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Our company has entered into an employment agreement with Mr. Stuewe and Senior Executive Termination Benefits Agreements with Messrs. Phillips and Elrod, each of which provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons. We have also entered into employment agreements with Messrs. van der Velden and Vervoort that include certain notice period requirements for any termination of employment. None of these agreements contain excise tax gross-up provisions related to potential change in control payments.

Our company has no outstanding equity award agreements that include provisions automatically accelerating vesting upon a change in control (sometimes referred to as “single-trigger” vesting). Instead, the award agreements provide for vesting following a change in control only if there is also an involuntary termination (either by the company without cause or by the executive for good reason) within a stated period following the change in control, provided that the awards are assumed or replaced by the acquiring company. This is often referred to as “double-trigger” vesting, as it requires both a change in control (the first trigger) and a subsequent involuntary termination (the second trigger).

See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The committee believes that these severance arrangements are an important part of overall compensation for our NEOs and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include committee approved change of control provisions to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company. The committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control.

2019 Proxy Statement 43

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

STOCK OWNERSHIP AND RETENTION POLICY

Our company has stock ownership guidelines to further align the interests of our non-employee directors and NEOs with those of our stockholders. The guidelines require our NEOs and non-employee directors to maintain an investment in our common stock at the following levels:

∎	Chief Executive Officer: 5 times annual base salary;

∎	Other NEOs: 2.5 times annual base salary; and

∎	Non-employee Directors: 5 times annual cash retainer.

Each of the NEOs and non-employee directors must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines. In determining whether the required investment levels have been met, shares will be valued using the closing price of our common stock on the later of (i) the date(s) acquired, or (ii) March 23, 2011 (the date that the stock ownership guidelines were adopted).

POLICY AGAINST HEDGING AND PLEDGING COMPANY STOCK

The company has a policy that prohibits each NEO and non-employee director from (A) engaging in (i) short-term trading (generally defined as selling company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives, (iv) hedging transactions or (v) any other contractual derivative transactions, such as total return swaps and (B) holding company securities in a margin account or pledging company securities as collateral for a loan.

COMPENSATION RECOVERY (CLAWBACK)

We maintain a compensation recovery policy that goes beyond the policies currently required by law. Specifically, the policy requires each executive officer to reimburse the company for all or a portion of any annual or long-term incentive compensation paid to the executive officer based on achievement of financial results that were subsequently the subject of a restatement due to the executive’s misconduct, to the extent determined by the Board. The Board may also determine to require the forfeiture of unvested awards, reduce future compensation or take other disciplinary actions (including termination of employment). The committee believes that this compensation recovery policy enhances our governance practices by creating direct financial costs to NEOs whose misconduct leads to a material financial restatement.

In addition, as required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, the Chief Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12-month period following the filing of financial statements that were later required to be restated due to their misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act as the method of their implementation becomes finalized by the stock exchanges.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for annual compensation over $1,000,000 paid to certain “covered employees” of that corporation. The committee has historically taken and continues to take into consideration the tax deductibility of executive compensation when designing the company’s executive compensation. However, the committee recognizes that tax deductibility is only one of many factors to be considered in the context of building an effective and efficient executive compensation program that attracts and retains qualified senior executives and furthers the interests of shareholders, and therefore the committee retains authority to approve payments of nondeductible compensation if the committee determines that it is in the best interest of our company to do so.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Mary R. Korby, Chairman

Charles Adair

Linda Goodspeed

Cynthia Pharr Lee

Gary W. Mize

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Summary Compensation Table

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2018, 2017 and 2016.

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS		OPTION AWARDS		NON-EQUITY INCENTIVE PLAN COMPEN- SATION (2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPEN- SATION EARNINGS (3)	ALL OTHER COMPEN- SATION		TOTAL
Randall C. Stuewe Chairman and Chief Executive Officer	2018	$1,200,000	—	$2,159,992	(1)	$1,439,996	(1)	$973,969	$0	$72,321	(4)	$5,846,278
	2017	1,100,000	—	1,980,000		1,319,998		1,928,988	45,184	69,407		6,443,577
	2016	1,000,000	—	1,791,163		1,200,420		976,600	21,004	65,300		5,054,487

Brad Phillips (9) Executive Vice President – Chief Financial Officer
	2018	369,143	—	281,252	(1)	187,501	(1)	172,015	0	51,108	(5)	1,061,019

Jan van der Velden (10) Executive Vice President – International Rendering and Specialties	2018	472,728	—	359,635	(1)	239,748	(1)	513,553	0	100,840	(6)	1,686,504
	2017	394,929	—	277,200		184,802		473,915	0	87,798		1,418,644

Rick A. Elrod Executive Vice President – Darling U.S. Rendering Operations	2018	464,400	—	348,305	(1)	232,199	(1)	202,647	—	41,032	(7)	1,288,583
	2017	450,000	—	337,502		224,999		515,122	—	34,147		1,561,770
	2016	425,000	—	253,749		170,061		201,020	—	33,385		1,083,215

Jos Vervoort (11) Executive Vice President – Rousselot
	2018	354,546	—	269,719	(1)	179,813	(1)	396,186	0	68,526	(8)	1,268,790

1.

In the case of the stock awards column, represents the aggregate full grant date fair value computed in accordance with FASB ASC Topic 718 of the PSUs (the “2018 LTIP PSUs”) granted to the named executive officers on January 29, 2018 under the 2018 LTI program. In the case of the option awards column, represents the aggregate full grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted to the named executive officers on January 29, 2018 under the 2018 LTI program. Amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on our company’s actual operating performance, stock price fluctuations and the named executive officer’s continued employment. See “Components of Fiscal 2018 Executive Compensation Program – Long-Term Incentive Compensation” on page 40. In addition, see Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended December 29, 2018 regarding assumptions underlying valuation of equity awards.

2.

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2018, 2017 and 2016, as the case may be, under the applicable annual incentive plan. For fiscal 2018, these amounts are the actual amounts earned under the awards described in the fiscal 2018 Grants of Plan-Based Awards table on page 46. For fiscal 2018, payments under the annual incentive plan were calculated as described in “Components of Fiscal 2018 Executive Compensation Program – Annual Incentive Compensation” on page 37. As further discussed on page 39, these amounts for certain of the NEOs may increase should Congress subsequently approve the retroactive reinstatement of the BTC for calendar year 2018.

3.

The item for fiscal 2018 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2018 to December 31, 2018. This change is the difference between the fiscal 2017 and fiscal 2018 measurements of the present value, assuming that benefit is not paid until age 62 for Messrs. Stuewe and Phillips and age 65 for Messrs. van der Velden and Vervoort. The change in pension value for Messrs. Stuewe, Phillips, van der Velden and Vervoort was negative—($16,186) for Mr. Stuewe, ($30,617) for Mr. Phillips, ($59,091) for Mr. van der Velden and ($31,909) for Mr. Vervoort—due primarily to changes in interest rate assumptions. Under SEC rules, these negative amounts are not included in the Summary Compensation Table. Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended December 29, 2018.

4.

Represents $24,000 in auto allowance, $10,392 in club dues paid by our company, $17,304 in group life and $20,625 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

5.

Represents $9,554 in auto allowance, $10,392 in club dues paid by our company, $10,537 in group life and $20,625 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

6.	Represents $29,069 in auto allowance, $2,127 in personal allowance, $8,421 in club dues paid by our company and $61,223 in employer pension contributions.

7.	Represents $16,531 in group life and $24,502 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

8.	Represents $14,608 in auto allowance, $2,364 in personal allowance, and $51,554 in employer pension contributions.

9.	Mr. Phillips did not become a named executive officer until fiscal 2018. Accordingly, no information is given in this table for fiscal years prior to fiscal 2018.

2019 Proxy Statement 45

EXECUTIVE COMPENSATION

Summary Compensation Table

10.

Mr. van der Velden did not become a named executive officer until fiscal 2017. Accordingly, no information is given in this table for 2016. Mr. van der Velden is paid in euros, and his annual base salary in fiscal 2018 was €400,000. Accordingly, all amounts in the Summary Compensation Table other than the amounts in the Stock and Option Awards columns, as well as all dollar amounts of compensation noted elsewhere in this Proxy Statement for Mr. van der Velden (except for the value of shares of common stock and equity awards), represent data converted from euros. For 2018, compensation was converted at the average exchange rate during 2018 of 1.181820 dollars per euro.

11.

Mr. Vervoort did not become a named executive officer until fiscal 2018. Accordingly, no information is given in this table for fiscal years prior to 2018. Mr. Vervoort is paid in euros, and his annual base salary in fiscal 2018 was €300,000. Accordingly, all amounts in the Summary Compensation Table other than the amounts in the Stock and Option Awards columns, as well as all dollar amounts of compensation noted elsewhere in this Proxy Statement for Mr. Vervoort (except for the value of shares of common stock and equity awards), represent data converted from euros. For 2018, compensation was converted at the average exchange rate during 2018 of 1.181820 dollars per euro.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended December 29, 2018.

NAME	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (3)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (4)
		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Randall C. Stuewe	1/29/18	$615,000	$1,200,000	$2,400,000
	1/29/18				5,243	104,854	235,922				$2,159,992
	1/29/18								226,059	$18.82	$1,439,996

Brad Phillips	1/29/18	$115,313	$ 225,000	$ 450,000
	1/29/18				683	13,653	30,719				$ 281,252
	1/29/18								29,435	$18.82	$ 187,501

Jan Van der Velden	1/29/18	$143,364	$ 283,637	$ 567,274
	1/29/18				873	17,458	39,279				$ 359,635
	1/29/18								37,637	$18.82	$ 239,748

Rick A. Elrod	1/29/18	$142,803	$ 278,640	$ 557,280
	1/29/18				845	16,908	38,042				$ 348,305
	1/29/18								36,452	$18.82	$ 232,199

Jos Vervoort	1/29/18	$109,024	$ 212,728	$ 425,456
	1/29/18				655	13,093	29,460				$ 269,716
	1/29/18								28,228	$18.82	$ 179,813

1.

Represents the range of annual cash incentive award opportunities pursuant to the annual incentive bonus component of the 2018 executive compensation program. The minimum potential payout for each of the named executive officers was zero. The threshold and target amounts assume achievement of 100% of the SOPs of the personal objective component of the annual incentive bonus payable pursuant to the 2018 executive compensation program, while the maximum amount assumes achievement of 200% of the SOPs. The performance period began on December 31, 2017 and ended on December 29, 2018. Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2018 Summary Compensation Table. For a detailed discussion of the annual incentive bonus for fiscal year 2018, see “Components of Fiscal 2018 Executive Compensation Program – Annual Incentive Compensation” on page 37. Amounts shown for Mr. Phillips are on an annualized basis. Actual payout of his award was calculated based on his promotion date of January 15, 2018. Amounts shown for Messrs. van der Velden and Vervoort are based on their annual base salary in fiscal 2018 of €400,000 and €300,000, respectively, and have been converted to U.S. Dollars using the conversion rate of $1.181820 dollars per euro, which is the full year average rate of the euro to the U.S. Dollar for 2018.

2.

Represents the range of shares that may be released at the end of the performance period for PSUs awarded pursuant to the long-term incentive component of the 2018 executive compensation program, which performance period is December 31, 2017 – January 2, 2021. The minimum potential payout for each of the named executive officers under these PSUs is zero. Payment of the award is subject to the achievement of certain performance metrics during the performance period. For a detailed discussion of the PSU awards, see “Components of Fiscal 2018 Executive Compensation Program – Long-Term Incentive Compensation” on page 40.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

3.

On January 29, 2018, our compensation committee granted stock options to the named executive officers pursuant to the long-term incentive component of the 2018 executive compensation program. The exercise price of such stock options was determined based on the closing price of our company’s common stock on the NYSE on the grant date of the options. The stock options vest in three equal annual installments on each of the first three anniversaries of the date of grant and generally remain exercisable until the tenth anniversary of the date of grant. For a detailed discussion of the stock option awards, see “Components of Fiscal 2018 Executive Compensation Program – Long-Term Incentive Compensation” on page 40.

4.

This column shows the full grant date fair value of equity awards under FASB ASC Topic 718 granted to the named executive officers in 2018. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated based on the grant date fair values estimated by using the Black-Scholes option pricing model for financial purposes, $6.37 per option for the grants on January 29, 2018. See Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended December 29, 2018 regarding assumptions underlying valuation of equity awards. Actual amounts ultimately realized by the named executive officers from the disclosed stock and option awards will likely vary based on a number of factors, including the amounts of the actual awards, our operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

Employment Agreements

Mr. Stuewe’s Employment Agreement

We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009 and amended again in certain respects in March 2015, pursuant to which Mr. Stuewe was employed through December 31, 2018 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our company for cause (as defined in the agreement and discussed below), (iii) upon Mr. Stuewe’s death or disability or (iv) by Mr. Stuewe for good reason (as defined in the agreement and discussed below). The agreement’s term was automatically extended for 2019.

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for a minimum annual base salary, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our company’s employee bonus plan in accordance with personal and company performance targets established annually by our compensation committee in consultation with Mr. Stuewe. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing a new automobile of his choice.

Cause is defined in Mr. Stuewe’s employment agreement to mean his: (i) breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation, (ii) conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment, (iii) commission of any crime, act of fraud, embezzlement or theft upon or against our company in connection with his duties or in the course of his employment with our company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party, (iv) continuing failure or refusal to perform his duties as required by the employment agreement or (v) gross negligence, insubordination or material violation of any duty of loyalty to our company, or engaging in any other material misconduct. In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of his failure or refusal to comply with the terms of the employment agreement, and he must be given an opportunity to correct the relevant act or omission.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary, (ii) assignment to Mr. Stuewe of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position, (iii) our company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement), (iv) our company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy in which Mr. Stuewe participates, (v) a material increase in the indebtedness of our company over Mr. Stuewe’s objections, (vi) any material change in the geographic location at which Mr. Stuewe must principally perform his duties for our company, which, for purposes of the employment agreement, means Mr. Stuewe’s permanent relocation to any office or location which is located outside of the Dallas/Fort Worth metropolitan area or (vii) any action or inaction that constitutes a material breach by our company of the employment agreement, including without limitation, any failure of our company to obtain an agreement from any successor of our company to perform the employment agreement in accordance with the terms of the employment agreement. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives our company the opportunity to cure within thirty days of the notice.

2019 Proxy Statement 47

EXECUTIVE COMPENSATION

Employment Agreements

Mr. Stuewe’s employment agreement also includes severance arrangements. These severance arrangements are discussed under the heading “Potential Payments upon Termination or Change of Control” beginning on page 52.

Messrs. van der Velden’s and Vervoort’s Employment Agreements

We have entered into employment agreements with Messrs. van der Velden and Vervoort. The employment agreements are governed by the laws of The Netherlands and each one will continue in effect until the last day of the month during which Mr. van der Velden or Mr. Vervoort, as the case may be, reaches the retirement date under his pension scheme (as applicable from time to time), but in any event no later than the date on which he will be eligible for state old-age pension benefits, subject to earlier termination as provided in the employment agreement. The employment agreements provide for a minimum annual base salary, subject to annual increases at the discretion of the compensation committee of our Board. The employment agreements also provide that Messrs. van der Velden and Vervoort will participate in the applicable employee bonus program maintained by our company. The employment agreements also provide for Messrs. van der Velden and Vervoort to receive certain benefits, including, without limitation, participation in pension plans, an expense allowance, use of a company vehicle, vacation, and salary continuation in the event of incapacity to work, as more fully described in the employment agreements. The employment agreements also contain certain covenants for the benefit of our company, including, without limitation, relating to non-competition, non-solicitation of our employees, clawback of bonus awards and protection of our confidential information.

48 2019 Proxy Statement

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Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that were outstanding as of December 29, 2018:

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (6) ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (7) (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (8) ($)
Randall C. Stuewe	21,581	—		$ 8.21	03/09/2020	46,530	(5)	$885,931	284,854	$5,423,620
	36,285	—		$14.50	03/08/2021
	69,484	—		$16.98	03/06/2022
	73,772	—		$16.53	03/05/2023
	61,124	—		$19.94	03/04/2024
	302,700	—		$14.76	03/10/2025
	274,312	137,157	(1)	$ 8.51	02/25/2026
	221,015	73,671	(2)	$11.97	03/07/2026
	101,382	202,765	(3)	$12.29	02/06/2027
	—	226,059	(4)	$18.82	01/29/2028

Brad Phillips	2,172	1,085	(1)	$ 8.51	02/25/2026	488	(5)	9,292	20,880	397,555
	4,070	8,142	(3)	$12.29	02/06/2027
	—	29,435	(4)	$18.82	01/29/2028

Jan van der Velden	6,354	—		$14.76	03/10/2025	5,290	(5)	100,722	42,658	812,208
	29,378	14,690	(1)	$ 8.51	02/25/2026
	7,180	2,394	(2)	$11.97	03/07/2026
	14,193	28,388	(3)	$12.29	02/06/2027
	—	37,637	(4)	$18.82	01/29/2028

Rick A. Elrod	4,778	—		$16.53	03/05/2023	9,888	(5)	$188,268	47,590	$ 906,114
	4,077	—		$19.94	03/04/2024
	3,245	—		$14.76	03/10/2025
	19,431	19,430	(1)	$ 8.51	02/25/2026
	13,419	4,473	(2)	$11.97	03/07/2026
	17,281	34,562	(3)	$12.29	02/06/2027
	—	36,452	(4)	$18.82	01/29/2028

Jos Vervoort	9,082	4,542	(1)	$ 8.51	02/25/2026	1,000	(5)	$ 19,040	31,093	$ 592,011
	10,138	20,277	(3)	$12.29	02/06/2027
	—	28,228	(4)	$18.82	01/29/2028

1.	These stock options were granted on February 25, 2016 and vest in equal installments on the first three anniversary dates of the grant.

2.

These stock options were granted on March 7, 2016 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

3.	These stock options were granted on February 6, 2017 and vest in equal installments on the first three anniversary dates of the grant.

4.	These stock options were granted on January 29, 2018 and vest in equal installments on the first three anniversary dates of the grant.

5.

These shares are part of an award granted on March 7, 2016, which award vests in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

6.	Value stated is the number of unvested shares multiplied by the closing price of a share of our common stock on December 28, 2018 ($19.04).

2019 Proxy Statement 49

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

7.

Reflects unearned PSU awards (at the target performance level) granted on February 6, 2017 and January 29, 2018, pursuant to the long-term incentive components of the 2017 and 2018, respectively, executive compensation programs.

8.

Value stated is the number of unearned PSUs in the 2017 and 2018 performance awards (based on the target performance level) multiplied by the closing price of a share of our common stock on December 28, 2018 ($19.04), details of which are shown in the table below. The PSUs for the 2016-2018 performance cycle are not included in the table, as they are considered earned as of December 29, 2018, and are reported in the Option Exercises and Stock Vested Table in this Proxy Statement. These awards were earned based on performance as of December 29, 2018.

	2017 PSUs		2018 PSUs
	TARGET SHARES (#)	VALUE ($)	TARGET SHARES (#)	VALUE ($)
Randall C. Stuewe	180,000	$3,427,200	104,854	$1,996,420
Brad Phillips	7,227	137,602	13,653	259,953
Jan van der Velden	25,200	479,808	17,458	332,400
Rick A. Elrod	30,682	584,185	16,908	321,928
Jos Vervoort	18,000	342,720	13,093	249,291

These PSUs will be earned over three-year performance periods ending December 28, 2019 and January 2, 2021, respectively.

Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended December 29, 2018, and the value of any restricted stock and PSUs that vested during the fiscal year ended December 29, 2018.

	OPTION AWARDS (1)		STOCK AWARDS (2)
	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Randall C. Stuewe	—	—	377,659	$7,133,983
Brad Phillips	—	—	3,118	58,846
Jan van der Velden	—	—	39,147	740,149
Rick A. Elrod	—	—	51,820	979,968
Jos Vervoort	—	—	10,381	197,094

1.

Represents the number of stock options exercised in fiscal 2018. The value realized upon exercise is equal to the number of options exercised multiplied by the difference between the closing price of a share of our common stock on the date of exercise and exercise price.

2.

Represents the number of (i) PSUs for the 2016-2018 performance period that ended on December 29, 2018 and (ii) shares of restricted stock that vested in fiscal 2018. The value realized upon vesting is computed by multiplying the number of PSUs or restricted stock, as the case may be, by the closing stock price on the date of vesting. These PSUs are subject to a two-year post-vesting holding requirement.

Details regarding the PSUs and restricted stock that vested and the value realized are set forth below:

	2016-2018 PSUs		RESTRICTED STOCK
	(#)	VALUE ($)	(#)	VALUE ($)
Randall C. Stuewe	283,336	$5,394,717	94,323	$1,739,266
Brad Phillips	2,243	42,707	875	16,139
Jan van der Velden	30,345	577,769	8,802	162,380
Rick A. Elrod	40,139	764,247	11,681	215,721
Jos Vervoort	9,381	178,614	1,000	18,480

50 2019 Proxy Statement

EXECUTIVE COMPENSATION

Pension Benefits

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the eligible named executive officers, including the number of years of service credited to each eligible named executive officer, under our Salaried Employees’ Retirement Plan or Netherlands – PGB, former SPS Pension Plan, as applicable, determined using interest rate and post-retirement mortality rate assumptions. For Messrs. Stuewe and Phillips, these values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan. Our Salaried Employees’ Retirement Plan was frozen effective December 31, 2011. For Messrs. van der Velden and Vervoort, these values are calculated assuming retirement at age 65 for benefits accrued up to January 1, 2014, age 67 for benefits accrued from January 1, 2014 through December 31, 2017, and age 68 for benefits accrued from January 1, 2018. Information regarding both plans and the terms and conditions of payments and benefits available under the plans can be found under the heading “Other Features of our Compensation Program – Retirement Benefits and Perquisites” on page 43.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Randall C. Stuewe	Salaried Employees’ Retirement Plan	8.83	$272,492	—
Brad Phillips	Salaried Employees’ Retirement Plan	23.17	744,048	—
Jan van der Velden	Netherlands—PGB, former SPS Pension Plan	29.50	798,910	—
Rick A. Elrod	—	—	—	—
Jos Vervoort	Netherlands—PGB, former SPS Pension Plan	12.80	236,364	—

The present value of accumulated benefits has been calculated as of December 29, 2018, which is the measurement date for financial statement reporting purposes. The present value of accumulated benefits has been calculated assuming the retirement ages described above, and no pre-retirement death, disability, or withdrawal was assumed. All other assumptions used (including a 4.10% discount rate for Messrs. Stuewe and Phillips, a 2.40% discount rate for Messrs. van der Velden and Vervoort and a projection of the PFG2013-10 MI scale, which scale is based on the RPEC_2014_v2017 model reflecting historical U.S. mortality data to 2015, published by the Society of Actuaries in October of 2017, male and female, for Messrs. Stuewe and Phillips and the Prognosetafel AG 2016 with correction High-Middle for Messrs. van der Velden and Vervoort) are consistent with the assumptions used for our company’s audited financial statements for the fiscal year ended December 29, 2018. See Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended December 29, 2018 for more information regarding the assumptions underlying the valuation of the pension benefits.

Nonqualified Deferred Compensation

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (1)	COMPANY CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FY END ($)
Randall C. Stuewe	5,394,717	—	90,945	—	7,297,575
Brad Phillips	42,707	—	720	—	57,767
Jan van der Velden	577,769	—	9,741	—	781,573
Rick A. Elrod	764,247	—	12,883	—	1,033,796
Jos Vervoort	178,614	—	3,010	—	241,599

1.

Represents value of the PSUs for the 2016-2018 performance period that were earned based on performance as of December 29, 2018 (as reflected in the Option Exercises and Stock Vested table included elsewhere in this Proxy Statement), but the receipt of which was deferred due to a two-year post vesting holding requirement. The value is computed by multiplying the number of PSUs earned by the closing stock price on December 28, 2018 ($19.04). Subject to certain limited exceptions, settlement of the vested PSUs shall be effected in the form of issuance of whole shares of our common stock to the recipient, within 90 days following the earlier to occur of (i) December 29, 2020 and (ii) the recipient’s termination of service. The value of these awards is not included in the Summary Compensation table for fiscal 2018 as the aggregate full grant date fair value computed in accordance with FASB ASC Topic 718 was included as compensation in the year the award was granted.

2019 Proxy Statement 51

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

Potential Payments upon Termination or Change of Control

Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

∎	Termination upon Death: In the event that Mr. Stuewe’s employment with our company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements”); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our company’s expense.

∎	Termination upon Disability: In the event that Mr. Stuewe’s employment with our company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our company’s expense.

∎	Termination for Cause; Resignation without Good Reason: If our company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed in “Employment Agreements – Mr. Stuewe’s Employment Agreement” above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed in “Employment Agreements – Mr. Stuewe’s Employment Agreement” above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.

∎	Termination without Cause; Resignation for Good Reason: If our company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than following a change of control), Mr. Stuewe is entitled to receive the following payments, together with certain additional payments that are not, individually or in the aggregate, material: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

∎	Termination upon a Change of Control of our company: If within twelve months following a change of control, either our company terminates Mr. Stuewe’s employment without cause or Mr. Stuewe resigns for good reason, Mr. Stuewe is entitled to the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or Mexico in a business that is similar to that in which our company is engaged in the territory. Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our company’s customers, employees or consultants during the Restricted Period. Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that in the event it shall be determined that any payment or distribution by our company to Mr. Stuewe or for his benefit would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalty is incurred by Mr. Stuewe with respect to such excise tax, then such payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Mr. Stuewe retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if Mr. Stuewe received all of such payments. The employment agreement provides that our company shall reduce or eliminate any such payments, by first reducing or eliminating the portion of such payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. Additionally, Mr. Stuewe’s employment agreement contains provisions intended to comply with Section 409A of the Code and the guidance promulgated thereunder.

52 2019 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

As of the end of fiscal 2018, we had in effect Senior Executive Termination Benefits Agreements with each of Messrs. Phillips and Elrod, which provide that, subject to certain conditions, we must continue to pay the executive upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) for one year (i) his annual base salary in effect at the time of his termination (the “Termination Payment Amount”), (ii) any accrued vacation pay due but not yet taken at the date of his termination, and (iii) life, disability, health and dental insurance, and certain other similar benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination to the extent allowed under the applicable policies.

These Senior Executive Termination Benefits Agreements contain covenants for the benefit of our company relating to the protection of our confidential information, return of company property, non-solicitation of our employees during employment and for one year thereafter, non-disparagement of our company and its business, continued cooperation in certain matters involving our company and requiring the executive officer to mitigate required payments under the severance agreement by seeking other comparable employment as promptly as practicable after termination and causing any amount earned from any other employment to offset amounts payable under the severance agreement. The employee benefits provided for in these severance agreements terminate when the executive officer obtains other employment.

The tables below reflect the amount of compensation that each named executive officer would have been entitled to in the event of termination of the executive officer’s employment as of December 29, 2018. The amount of compensation payable to each such named executive officer upon termination without cause or resignation for good reason, termination due to retirement, termination due to death or disability, or termination following a change of control is shown below. The amounts shown are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company. The amounts are in addition to benefits generally available to U.S. salaried employees, such as accrued vacation. Our company has no program, plan or agreement providing benefits or accelerated vesting to the named executive officers triggered by a voluntary resignation without good reason, a termination for cause or a change of control not connected to a termination of employment.

	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		RETIREMENT		DEATH OR DISABILITY		BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL
Randall C. Stuewe
Compensation	$2,400,000	(1)	—		—		$3,600,000	(2)
Annual Incentive Bonus (3)	973,969		—		$973,969		973,969
Life Insurance Benefits	—		—		2,400,000	(4)	—
Health and Welfare	45,999	(5)	—		—		67,624	(6)
Disability Income	—		—		874,055	(7)	—
Equity Awards	7,219,699	(8)	$4,368,670	(9)	7,219,699	(10)	9,693,046	(11)
Pension Accrual (12)	—		—		—		—
Relocation Expenses		(13)	—		—			(13)

1.

Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.

2.

Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.

3.

Reflects amount due Mr. Stuewe under the annual incentive bonus component of the 2018 executive compensation program, which would be payable to Mr. Stuewe under his employment agreement since our company’s performance in fiscal 2018 would have entitled him to the bonus as of the assumed date of termination.

4.

Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy (that is generally available to all salaried employees) and a supplemental executive life policy maintained by our company at its sole expense.

2019 Proxy Statement 53

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

5.

Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two-year period after his employment is terminated.

6.

Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three-year period after his employment is terminated following a change of control.

7.

Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.

8

With respect to a termination by the company without cause, reflects the acceleration of vesting of 100% of Mr. Stuewe’s (A) unvested stock options awarded on February 25, 2016, March 7, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share. In addition, in the event of either a termination by the company without cause or a resignation for good reason, Mr. Stuewe would remain eligible to vest in a prorated portion of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 29, 2018, we have assumed that target performance was achieved, which leads to a value of $2,950,273 based on the closing price of our common stock on December 28, 2018 of $19.04 per share, which would be the only amount payable to Mr. Stuewe with respect to equity awards following a resignation for good reason outside the context of a change of control.

9.

Reflects the acceleration of vesting of 100% of Mr. Stuewe’s unvested stock options awarded on February 6, 2017 and January 29, 2018. In addition, Mr. Stuewe would remain eligible to vest in a prorated portion of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 29, 2018, we have assumed that target performance was achieved, which leads to a value of $2,950,273 based on the closing price of our common stock on December 28, 2018 of $19.04 per share. The award documents underlying these equity grants define Retirement as a grantee’s termination of service, other than for cause, after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age.

10.

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s (A) unvested stock options awarded on February 25, 2016, March 7, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) a prorated portion of the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share.

11.

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s (A) unvested stock options awarded on February 25, 2016, March 7, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share. It should be noted that the amount of the PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

12.

Pursuant to his employment agreement, under certain circumstances Mr. Stuewe is entitled to the lump-sum present value for pension benefits that would have accrued under our company’s salaried employees’ pension plan for the two-year period following termination. As previously noted, our company’s salaried employees’ pension plan was frozen effective December 31, 2011, including all future service and wage accruals. Accordingly, no amounts would be owed to Mr. Stuewe under this provision of his employment agreement.

13.

Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California. These expenses are not reasonably estimable.

54 2019 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON (1)		RETIREMENT		DEATH OR DISABILITY		RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL
Brad Phillips
Compensation	$ 375,000	(2)	—		—		—
Life Insurance Benefits	—		—		$1,850,000	(3)	—
Health and Welfare	3,997	(4)	—		—		—
Disability Income	—		—		613,769	(5)	—
Executive Outplacement	10,000	(6)	—		—		—
Equity Awards	260,537	(7)	$239,820	(8)	260,537	(9)	$470,414	(10)

Rick A. Elrod
Compensation	464,400	(2)	—		—		—
Life Insurance Benefits	—		—		1,850,000	(3)	—
Health and Welfare	19,963	(4)	—		—		—
Disability Income	—		—		660,625	(5)	—
Executive Outplacement	10,000	(6)	—		—		—
Equity Awards	1,162,569	(7)	738,079	(8)	1,162,569	(11)	1,571,916	(12)

1.

All benefits payable to Messrs. Phillips and Elrod upon termination without cause may end or be reduced due to their obligations to seek other employment as required by their respective severance agreements.

2.

Payable only in the case of a termination by our company without cause and reflects 12 months of compensation based on the noted executive officer’s base salary at December 29, 2018, to be paid to the noted executive officer in accordance with the terms of his severance agreement.

3.

Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all Darling salaried employees and is maintained by our company at its sole expense, plus, an additional amount equal to three times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

4.

Payable only in the case of a termination by our company without cause and reflects the lump-sum present value of all future premiums paid to or on behalf of the applicable executive officer for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of the severance agreement, are to continue for up to one year following termination.

5.

Reflects the lump-sum present value of all future payments that the noted executive would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. The noted executive would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

6.

Payable only in the case of a termination by our company without cause and reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.

7.

With respect to a termination by the company without cause, reflects the acceleration of vesting of 100% of (A) unvested stock options awarded on (i) February 25, 2016, February 6, 2017 and January 29, 2018 to each of Messrs. Phillips and Elrod and (ii) March 7, 2016 to Mr. Elrod and (B) shares of unvested restricted stock awarded on March 7, 2016 to Messrs. Phillips and Elrod, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share. In addition, in the event of either a termination by the company without cause or a resignation for good reason, Messrs. Phillips and Elrod would remain eligible to vest in a prorated portion of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 29, 2018, we have assumed that target performance was achieved, which leads to a value of $178,386 for Mr. Phillips and $496,766 for Mr. Elrod based on the closing price of our common stock on December 28, 2018 of $19.04 per share, which would be the only amount payable to Messrs. Phillips and Elrod with respect to equity awards following a resignation for good reason outside the context of a change of control.

8.

Reflects the acceleration of vesting of 100% of unvested stock options awarded on February 6, 2017 and January 29, 2018 to each of Messrs. Phillips and Elrod. In addition, Messrs. Phillips and Elrod would remain eligible to vest in a prorated portion of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 29, 2018, we have assumed that target performance was achieved, which leads to a value of $178,386 for Mr. Phillips and $496,766 for Mr. Elrod based on the closing price of our common stock on December 28, 2018 of $19.04 per share. The award documents underlying these equity grants define Retirement as a grantee’s termination of service, other than for cause, after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age.

9.

Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded on February 25, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) a prorated portion of the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share.

2019 Proxy Statement 55

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

10.

Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded to Mr. Phillips on February 25, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share. It should be noted that the amount of the PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

11.

Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded on February 25, 2016, March 7, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) a prorated portion of the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share.

12.

Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded on February 25, 2016, March 7, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share. It should be noted that the amount of the PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		RETIREMENT		DEATH OR DISABILITY		RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL
Jan van der Velden
Compensation	$986,281	(1)	—		$118,182	(2)	—
Life Insurance Benefits	—		—		413,637	(3)	—
Disability Income	—		—		827,274	(4)	—
Equity Awards	902,904	(5)	$630,571	(6)	902,904	(7)	$1,284,440	(8)

Jos Vervoort
Compensation	750,732	(1)	—		88,637	(2)	—
Life Insurance Benefits	—		—		354,546	(3)	—
Disability Income	—		—		709,092	(4)	—
Equity Awards	521,524	(5)	454,657	(6)	521,524	(9)	801,958	(10)

1.

Payable only in the case of a termination by our company without cause and reflects amount based on a court formula pursuant to case law of the Netherlands, which would equal the noted executive officer’s base salary plus the amount due him under the annual incentive bonus component of the 2018 executive compensation program.

2.	Reflects three months of compensation based on the noted executive officer’s base salary at December 29, 2018.

3.

Reflects the lump-sum proceeds payable to the noted executive officer from a group life insurance policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

4.

Reflects amount owed to the noted executive officer pursuant to the laws of the Netherlands and his employment agreement, as well as the lump-sum proceeds payable to the noted executive officer from a group disability policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

5.

With respect to a termination by the company without cause, reflects the acceleration of vesting of 100% of (A) unvested stock options awarded on (i) February 25, 2016, February 6, 2017 and January 29, 2018 to each of Messrs. van der Velden and Vervoort and (ii) March 7, 2016 to Mr. van der Velden and (B) shares of unvested restricted stock awarded on March 7, 2016 to each of Messrs. van der Velden and Vervoort, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share. In addition, in the event of either a termination by the company without cause or a resignation for good reason, Messrs. van der Velden and Vervoort would remain eligible to vest in a prorated portion of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 29, 2018, we have assumed that target performance was achieved, which leads to a value of $430,672 for Mr. van der Velden and $311,577 for Mr. Vervoort based on the closing price of our common stock on December 28, 2018 of $19.04 per share, which would be the only amount payable to Messrs. van der Velden and Vervoort with respect to equity awards following a resignation for good reason outside the context of a change of control.

6.

Reflects the acceleration of vesting of 100% of unvested stock options awarded on February 6, 2017 and January 29, 2018. In addition, Messrs. van der Velden and Vervoort would remain eligible to vest in a prorated portion of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 29, 2018, we have assumed that target performance was achieved, which leads to a value of $430,672 for Mr. van der Velden and $311,577 for Mr. Vervoort based on the closing price of our common stock on December 28, 2018 of $19.04 per share. The award documents underlying these equity grants define Retirement as a grantee’s termination of service, other than for cause, after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age.

56 2019 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

7.

Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded on February 25, 2016, March 7, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) a prorated portion of the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share.

8.

Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded on February 25, 2016, March 7, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share. It should be noted that the amount of the PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

9.

Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded on February 25, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) a prorated portion of the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share.

10.

Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded on February 25, 2016, February 6, 2017 and January 29, 2018 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) the target level amount of the PSUs awarded under our company’s 2017 and 2018 executive compensation programs, with the value in each case based on the closing price of our common stock on December 28, 2018 of $19.04 per share. It should be noted that the amount of the PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of an employee identified as the median compensated individual to the annual total compensation of Mr. Stuewe, our Chief Executive Officer.

Ratio

For 2018,

∎	The median of the annual total compensation of all of our employees, other than Mr. Stuewe, was $49,246.

∎	Mr. Stuewe’s annual total compensation, as reported in the Total column of the 2018 Summary Compensation Table on page 45, was $5,846,278.

∎	Based on this information, the ratio of the annual total compensation of Mr. Stuewe to the median of the annual total compensation of all employees is estimated to be 119 to 1.

Identification of Median Employee

Because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure, as permitted by Item 402(u) of Regulation S-K, we are using the same median employee in the pay ratio calculation as we used in the prior fiscal year. For the prior fiscal year, we selected December 31, 2017 as the date on which to determine our median employee. For purposes of identifying the median employee, we considered base salary, overtime and bonus payments over the 12-month period ended December 31, 2017.

Using this methodology, we determined that our median employee was a full-time, hourly employee working in the United States. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2018 Summary Compensation Table with respect to each of the named executive officers. The ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

2019 Proxy Statement 57

EXECUTIVE COMPENSATION

Compensation of Directors

Compensation of Directors

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each director who did not serve as an employee of our company during the fiscal year ended December 29, 2018.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	OPTION AWARDS ($) (2)	TOTAL ($)
Charles Adair	$101,500	$110,000	—	$211,500
D. Eugene Ewing	123,000	110,000	—	233,000
Linda Goodspeed	98,000	110,000	—	208,000
Dirk Kloosterboer	83,975	110,000	—	193,975
Mary R. Korby	117,250	110,000	—	227,250
Cynthia Pharr Lee	96,000	110,000	—	206,000
Charles Macaluso	206,500	110,000	—	316,500
Gary W. Mize	100,500	110,000	—	210,500
Michael E. Rescoe	96,500	110,000	—	206,500
Nicole M. Ringenberg	14,617	55,753	—	70,370

1.

The aggregate number of stock awards outstanding at December 29, 2018 for the directors listed above are as follows: Adair, 13,664; Ewing, 40,453; Goodspeed, 13,664; Kloosterboer, 20,338; Korby, 29,425; Pharr Lee, 19,867; Macaluso, 51,504; Mize, 19,867; Rescoe, 13,664; and Ringenberg, 2,703.

2.

The aggregate number of option awards outstanding at December 29, 2018 for the directors listed above are as follows: Adair, none; Ewing, none; Goodspeed, none; Kloosterboer, 219,753; Korby, none; Pharr Lee, none; Macaluso, 8,000; Mize, none; Rescoe, none; Ringenberg, none.

Our non-employee directors receive an annual compensation package composed of an annual retainer paid in quarterly installments, per-meeting fees and an annual grant of restricted stock units. In addition, our lead director and the chairman of each of the audit, compensation, and nominating and corporate governance committees receive an additional annual retainer for such additional service paid in quarterly installments. In accordance with its written charter, the compensation committee is responsible for examining from time to time the overall compensation program for our non-employee directors, including an evaluation of the status of our Board’s compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reporting its findings to the nominating and corporate governance committee which reviews these findings and reports them to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation. There were no changes made to our non-employee director annual compensation package during fiscal 2018.

During fiscal 2018, non-employee members of the Board were paid an annual retainer equal to $75,000. Each non-employee director also received $1,500 for each Board or committee meeting attended in person or by video where minutes were taken or $1,000 if attended by telephone. The lead director and chairman of each of the audit, compensation, and nominating and corporate governance committees received an additional annual retainer in the following amounts: Lead Director—$95,000; Audit—$19,000; Compensation—$12,750; and Nominating and Corporate Governance—$10,000. As an additional element of annual non-employee director compensation, pursuant to the 2017 Omnibus Incentive Plan, each non-employee director also receives $110,000 of restricted stock units immediately following our annual meeting of stockholders at which such directors are elected. Accordingly, following our annual meeting of stockholders on May 8, 2018, each non-employee director, except for Ms. Ringenberg, received a grant of $110,000 in value of restricted stock units, with the number of units granted being determined using the closing price of our common stock on May 8, 2018. In the case of Ms. Ringenberg, she received a prorated grant of $55,753 in value of restricted stock units, with the number of units granted being determined using the closing price of our common stock on November 5, 2018, the date of her appointment to the Board. In the aggregate, 61,806 restricted stock units were granted to non-employee directors during the fiscal year ended December 29, 2018.

Mr. Stuewe received no additional compensation for serving on the Board.

58 2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of December 29, 2018, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Blackrock, Inc. 55 East 52nd Street, New York, NY 10055	24,292,062 (1)	14.80%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	17,160,068 (2)	10.42%
FMR LLC 245 Summer Street Boston, MA 02210	16,188,897 (3)	9.83%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	13,555,210 (4)	8.23%

1.

BlackRock, Inc. is a parent holding company in accordance with Rule 13d-1 (b)(1)(ii)(G) of the Exchange Act and has dispositive power with respect to all of the above shares and sole voting power with respect to 23,894,872 of the above shares.

2.

The Vanguard Group, Inc. (“Vanguard”) is an investment adviser in accordance with Section 240.13d-1 (b)(1)(ii)(E) of the Exchange Act and has sole power to vote or direct votes with respect to 161,439 of the above shares and sole dispositive power with respect to 16,986,391 of the above shares. Vanguard has shared power to vote or direct votes with respect to 28,271 of the above shares and shared dispositive power with respect to 173,677 of the above shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 145,406 of the shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 44,304 of the shares as a result of its serving as investment manager of Australian investment offerings.

3.

Reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). FMR LLC has sole dipositive power with respect to all of the above shares and sole voting power with respect to 2,083,087 of the above shares. FMR LLC is a parent holding company in accordance with Section 240.13d-1 (b) (1) (ii) (G) of the Exchange Act. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

4.

Dimensional Fund Advisors LP is an investment advisor in accordance with Section 240.13d-1 (b)(1)(ii)(E) of the Exchange Act and has dispositive power with respect to all of the above shares and sole voting power with respect to 13,270,631 of the above shares.

2019 Proxy Statement 59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 13, 2019, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

NAME OF BENEFICIAL OWNER	COMMON STOCK OWNED		UNEXERCISED PLAN OPTIONS (2)	COMMON STOCK BENEFICIALLY OWNED (3)	PERCENT OF COMMON STOCK OWNED
Randall C. Stuewe	711,740		1,549,218	2,260,958	1.36%
Charles Adair	15,664	(1)	0	15,664	*
Rick A. Elrod	106,486		115,566	222,052	*
D. Eugene Ewing	40,453	(1)	0	40,453	*
Linda Goodspeed	13,664	(1)	0	13,664	*
Dirk Kloosterboer	187,680	(1)	219,753	407,433	*
Mary R. Korby	29,425	(1)	0	29,425	*
Cynthia Pharr Lee	20,067	(1)	0	20,067	*
Charles Macaluso	84,699	(1)	4,000	88,699	*
Gary W. Mize	19,867	(1)	0	19,867	*
Brad Phillips	56,778		21,210	77,988	*
Michael E. Rescoe	13,664	(1)	0	13,664	*
Nicole M. Ringenberg	2,703	(1)	0	2,703	*
Jan van der Velden	88,918		56,861	145,779	*
Jos Vervoort	17,012		43,309	60,321	*
All executive officers and directors as a group (18 persons)	1,928,333		2,424,989	4,353,322	2.63%

*	Represents less than one percent of our common stock outstanding.

1.

Represents stock owned, as well as 6,567 restricted stock units awarded to each of Messrs. Adair, Ewing, Kloosterboer, Macaluso, Mize and Rescoe and Mses. Goodspeed, Korby and Pharr Lee and 2,703 restricted stock units awarded to Ms. Ringenberg that vest within 60 days of March 13, 2019.

2.	Represents options that are or will be vested and exercisable within 60 days of March 13, 2019.

3.

Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1 and for unvested shares of restricted stock for which recipients have the right to vote but not dispositive power, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

60 2019 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Our Code of Conduct addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

Since January 1, 2018, no transaction has been identified as a reportable related person transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2018, except that, due to an inadvertent administrative error, a required Form 4 was not filed on a timely basis to report an exercise of options by Mr. Macaluso; however, the Form 4 was promptly filed after becoming aware of the error.

2019 Proxy Statement 61

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at http://ir.darlingii.com/corporate-governance. The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2018 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 29, 2018 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 for filing with the SEC.

THE AUDIT COMMITTEE

D. Eugene Ewing, Chairman

Cynthia Pharr Lee

Gary W. Mize

Michael E. Rescoe

Nicole M. Ringenberg

62 2019 Proxy Statement

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The audit committee has selected KPMG LLP to serve as our company’s independent auditors for the fiscal year ending December 28, 2019. KPMG LLP has served as our company’s independent registered public accountants since 1989. In order to assure continuing auditor independence, the audit committee periodically considers whether the annual audit of the company’s financial statements should be conducted by another firm. The lead audit partner on the company’s engagement serves no more than five consecutive years in that role, in accordance with SEC rules. Our audit committee chair and management have direct input into the selection of the lead audit partner.

The members of the audit committee and the Board believe that the continued retention of KPMG LLP to serve as our company’s independent registered public accounting firm is in the best interest of the company and its stockholders. Consequently, we are asking our stockholders to ratify our company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2018 and 2017. The aggregate fees billed for fiscal 2018 and 2017 for each of the following categories of services are set forth below:

Audit Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended December 29, 2018 and December 30, 2017 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the years ended December 29, 2018 and December 30, 2017 were $4,571,000 and $4,920,000, respectively.

Audit-Related Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended December 29, 2018 and December 30, 2017 were $56,000 and $42,000, respectively, for services related to specific audit compliance procedures.

Tax Fees. The aggregate fees billed or to be billed for tax compliance, advice and planning services rendered by KPMG LLP for the years ended December 29, 2018 and December 30, 2017 were $114,600 and $0, respectively.

All Other Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended December 29, 2018 and December 30, 2017 for services other than those described above as “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $0 and $140,000, respectively, related to evaluation and assessment services for the implementation of new accounting standards.

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chairman pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting.

Required Vote

Ratification of KPMG LLP as our company’s independent registered public accountant for the fiscal year ending December 28, 2019 requires the affirmative vote of a majority of the outstanding shares of the common stock of the company present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and brokers holding shares will be entitled to vote those shares at their discretion.

Recommendation of the Board and the Audit Committee

The Audit Committee and the Board recommends that the stockholders vote “FOR” Proposal 2.

2019 Proxy Statement 63

PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure, commonly known as a “say on pay” proposal. At our 2017 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our company will hold this advisory vote on the compensation of our named executive officers each year.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 23, for a more detailed discussion of our executive compensation program, including information about fiscal year 2018 compensation of our NEOs.

As more fully described under “Say On Pay Advisory Vote Results and Stockholder Engagement Process” on page 27 of this Proxy Statement, we have conducted a stockholder engagement process for the past several years and routinely interact with stockholders throughout the year about executive compensation and other matters. The feedback received from our stockholders was tremendously valuable and was incorporated into the full compensation committee’s discussion and design of our current compensation program, as more fully described in the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement. At our 2018 Annual Meeting, our stockholders showed strong support of the program, as approximately 97.1% of the votes cast were in favor of the advisory vote to approve executive compensation.

We are asking our stockholders to once again indicate their support for our named executive officer compensation as described in this Proxy Statement. This say on pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Darling Ingredients Inc. approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.”

Required Vote

Approval of the above resolution requires the affirmative vote of a majority of the outstanding shares of the common stock of the company present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, and therefore such broker “non-votes” will have no effect on the outcome.

The say on pay vote is advisory and therefore not binding on our company, the compensation committee or the Board. However, the compensation committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 3.

64 2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving these materials?

Our records indicate that you owned your shares of Darling common stock at the close of business on the Record Date (March 13, 2019). You have been sent this Proxy Statement and the enclosed proxy card because the Board of Directors of Darling is soliciting your proxy to vote your shares of common stock at the Annual Meeting on the proposals described in this Proxy Statement.

What am I voting on?

There are three matters scheduled for a vote:

∎	the election of the eleven nominees identified in this Proxy Statement as directors, each for a term of one year (Proposal 1);

∎	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 28, 2019 (Proposal 2); and

∎	an advisory vote to approve executive compensation (Proposal 3).

Who is entitled to vote at the Annual Meeting?

All owners of our common stock as of the close of business on the Record Date are entitled to vote their shares of common stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 164,696,428 shares of common stock were outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The Notice of Internet Availability of Proxy Materials, enclosed proxy card (if you received your proxy materials by mail) or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If on the Record Date your shares were registered directly in your name with Darling, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, Darling encourages you to vote either by Internet, by telephone or by filling out and returning the enclosed proxy card (if you received your proxy materials by mail).

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented. If you received your proxy materials by mail, to vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided. You may also vote by using the telephone or the Internet in accordance with the instructions provided on the enclosed proxy card (if you received your proxy materials by mail) or on the Notice of Internet Availability of Proxy Materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy – you must vote at the Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name,” you will receive instructions from that organization that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the Record Date, or their authorized representatives, may attend the Annual Meeting. If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name” and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a current bank or brokerage account statement, to ensure your admission.

2019 Proxy Statement 65

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

How will votes be counted?

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Brokers will be counted as present and entitled to vote for purposes of determining a quorum, although brokers will not have discretionary authority to vote on certain matters. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the NYSE, absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote only on “routine” corporate matters. The ratification of the selection of our independent registered public accounting firm is considered to be a routine matter, while the election of directors and the advisory vote to approve executive compensation are not.

PROPOSAL 1. With respect to the nominees for director listed under “Proposal 1 – Election of Directors,” to be elected, each nominee must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for his election than votes against his election will be elected. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore not affect the outcome of the vote on Proposal 1.

PROPOSAL 2. With respect to Proposal 2 – “Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of or against Proposal 2.

PROPOSAL 3. With respect to Proposal 3 – “Advisory Vote to Approve Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 3. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and your shares will have no impact on the outcome.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and will take it into account in making future decisions regarding executive compensation.

66 2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Who will count the votes?

Who will count the votes?

Our transfer agent, Computershare Investor Services, will tally the vote and will serve as inspector of election at the Annual Meeting.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?

SEC rules allow companies to provide stockholders with access to proxy materials over the Internet rather than mailing the materials to stockholders. To conserve natural resources and reduce costs, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $10,000, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 without charge, you should contact:

Martijn van Steenpaal

Vice President and Treasurer

Darling Ingredients Inc.

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

Telephone: 972.717.0300 Fax: 972.281.4449

E-mail: ir@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2019 The Proxy Statement and the 2018 Annual Report to security holders are available at www.proxydocs.com/DAR

2019 Proxy Statement 67

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card (if the proxy materials are received by mail).

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Darling Ingredients Inc., Attn: Investor Relations, 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 or make an oral request by telephone at (972) 717-0300. If any stockholders in your household wish to receive a separate copy of this Proxy Statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

68 2019 Proxy Statement

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to the Investors page of our corporate website at www.darlingii.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Darling Ingredients Inc., 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, Attn: Investor Relations or by telephone at (972) 717-0300, or by email to ir@darlingii.com; or from our proxy solicitor, Georgeson Inc., by telephone toll-free at 1-800-790-6795. Such information is also available from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY

JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE

A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION

CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK

AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION

THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT

IS DATED MARCH 27, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS

PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS

PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ADDITIONAL INFORMATION

Stockholder Proposals for 2020

If you wish to submit a proposal for possible inclusion in our 2020 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2020, we must receive your notice, in accordance with the rules of the SEC, on or before November 28, 2019. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. If you wish to submit a proposal at the 2020 annual meeting (but not seek inclusion of the proposal in our proxy materials), we must receive your notice, in accordance with our company’s bylaws, no earlier than January 8, 2020 (120 days prior to the first anniversary of the date of the 2019 Annual Meeting) and no later than February 7, 2020 (90 days prior to the first anniversary of the date of the 2019 Annual Meeting). Notices should be sent to our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard,

Suite 300, Irving, Texas 75038. To submit a stockholder proposal, a stockholder must be a stockholder of record of our company at the time of the above notice of proposal, must be entitled to vote at the 2020 Annual Meeting and must comply with the notice procedures set forth in our company’s bylaws.

By Order of the Board,

John F. Sterling

Secretary

Irving, Texas

March 27, 2019

2019 Proxy Statement 69

APPENDIX A

Non-GAAP Reconciliations

Adjusted EBITDA is presented in the Proxy Statement not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net (income)/loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition, the Company evaluates the impact of foreign exchange on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro Forma Adjusted EBITDA

	2018	2017		2016		2015	2014	2013
Net Income DII	101,496	128,468		102,313		78,531	64,215	108,967
Depreciation & amortization	321,192	302,100		289,908		269,904	269,517	98,787
Interest expense	86,429	88,926		94,187		105,530	135,416	38,108
Income tax expense/(benefit)	12,031	(69,154)		15,315		13,501	13,141	54,711
Restructuring and impairment charges	14,965	—		—		—	—	—
Foreign currency loss/(gain)	6,431	6,898		1,854		4,911	13,548	(28,107)
Other expense/(income), net	7,562	8,801		6,533		6,839	(299)	3,547
Debt Extinguishment costs	23,509	—		—		—	—	—
Loss on disposal of subsidiaries	12,545	885		—		—	—	—
Equity in net (income)/loss of unconsolidated subsidiaries	(159,229)	(28,504)		(70,379)		(73,416)	(65,609)	(7,660)
Net income attributable to noncontrolling interests	4,448	4,886		4,911		6,748	4,096	—
Adjusted EBITDA (non-GAAP)	431,379	443,306		444,642		412,548	434,025	268,353
Non-cash inventory step-up associated with Vion acquisition	—	—		—		—	49,803	—
Acquisition and integration-related expenses	—	—		401		8,299	24,667	23,271
Darling Ingredients International—13th week	—	—		—		—	4,100	—
Pro forma Adjusted EBITDA (non-GAAP)	431,379	443,306		445,043		420,847	512,595	291,624
Foreign currency exchange impact	(8,565)	(5,682)		1,980		48,961	—	—
Pro forma Adjusted EBITDA to Foreign Currency (non-GAAP)	422,814	437,624		447,023		469,808	512,595	291,624
DGD Joint Venture EBITDA	174,013	43,198		87,224		88,494	81,639	16,490
Pro forma Adjusted Combined EBITDA (non-GAAP)	596,827 (1)	480,822	(2)(3)	534,247	(3)(4)	558,302	594,234	308,114

1.

This amount does not include $33.3 million in EBITDA when currency adjusted using 2014 exchange rates, but does include $92.9 million in EBITDA related to blenders tax credits attributable to 2017 performance but not booked until the first quarter of 2018, as further described in footnote 2 below.

2.

This amount does not include an additional (i) $92.9 million in EBITDA related to blenders tax credits for 2017, $80.3 million of which was booked by DGD and $12.6 million of which was booked by our company in the first quarter of 2018 and (ii) $50.8 million in EBITDA when currency adjusted using 2014 exchange rates. Our company had no material foreign operations prior to fiscal 2014, which is the year that our company acquired our Darling Ingredients International businesses from VION Holding, N.V.

70 2019 Proxy Statement

APPENDIX A

Non-GAAP Reconciliations

3.

In March 2017, the FASB issued ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and the Net Periodic Postretirement Benefit Cost. As a result of our company’s adoption of this new standard, the amount of Pro forma Adjusted Combined EBITDA (non-GAAP) shown above for fiscal 2017 and 2016 differs from the amounts previously included in the company’s proxy statements filed in connection with the company’s 2017 and 2018 annual stockholder meetings.

4.	This amount does not include an additional $52.1 million in EBITDA when currency adjusted using 2014 exchange rates.

2019 Proxy Statement 71

DARLING INGREDIENTS INC. 251 O’CONNOR RIDGE BLVD., SUITE 300 IRVING, TX 75038 ATTN: MARTIJN VAN STEENPAAL VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Randall C. Stuewe ?0 0 0 For Against Abstain 1b. Charles Adair 0 0 0 1i. Gary W. Mize 0 0 0 1c. D. Eugene Ewing 0 0 0 1j. Michael E. Rescoe 0 0 0 1d. Linda Goodspeed 0 0 0 1k. Nicole M. Ringenberg 0 0 0 1e. Dirk Kloosterboer 0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1f. Mary R. Korby 0 0 0 2. Proposal to ratify the selection of KPMG LLP as 0 0 0 the Company’s independent registered public accounting firm for the fiscal year ending 1g. Cynthia Pharr Lee 0 0 0 December 28, 2019. 1h. Charles Macaluso 0 0 0 3. Advisory vote to approve executive 0 0 0 compensation. For address change/comments, mark here. 0 NOTE: Such other business as may properly come R1.0.1.18 (see reverse for instructions) before the meeting or any adjournment thereof. 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000408120 partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com Proxy—DARLING INGREDIENTS INC. Annual Meeting of Stockholders May 7, 2019 This proxy is solicited by the Board of Directors KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INGREDIENTS INC., a Delaware corporation (the “Company”), does hereby constitute and appoint John F. Sterling and Brad Phillips, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club at 4150 N. MacArthur Blvd., Irving, Texas 75038, on May 7, 2019 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)